June 10, 2011

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Sun Bancorp, Inc., I cordially invite you to attend the Annual Meeting of Shareholders to be held at the Sun Bancorp, Inc. Corporate Center, 226 Landis Avenue, Vineland, New Jersey, on July 22, 2011, at 9:30 a.m.  The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the annual meeting.  During the annual meeting, I will also report on the operations of the Company.  Directors and officers of the Company, as well as a representative of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, will be present to respond to any questions shareholders may have.

At the annual meeting, shareholders will vote upon (i) the election of eleven directors of the Company; (ii) the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of our common stock; (iii) a non-binding advisory vote on executive compensation; (iv) a non-binding advisory vote recommending the frequency of advisory votes on executive compensation; and (v) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.  The Board of Directors unanimously recommends a vote “FOR” each of the nominees to the Board of Directors and “FOR” proposals (ii), (iii) and (v).  The Board of Directors recommends that advisory votes on executive compensation (proposal (iv)) should occur every three years.

This year, pursuant to a new Securities and Exchange Commission rule allowing companies to furnish their proxy materials over the Internet, we are mailing shareholders a Notice of Internet Availability instead of a paper copy of the proxy statement and our 2010 Annual Report.  The notice contains instructions on how to access those documents over the Internet and authorize a proxy to vote electronically.  The notice also contains instructions on how shareholders may receive a paper copy of our proxy materials, including the proxy statement, our 2010 Annual Report and a proxy card.  Whether or not you plan to attend the annual meeting I urge you to vote now – by Internet, telephone or mail - even if you plan to attend the annual meeting.  Your vote is very important.  If you received the traditional hard copy proxy materials, please follow the instructions on the enclosed proxy card.  If more than one proxy card is made available to you, please vote each proxy.

Sincerely,

Bernard A. Brown
Chairman of the Board

SUN BANCORP, INC.
226 LANDIS AVENUE
VINELAND, NEW JERSEY 08360

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 22, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Sun Bancorp, Inc. (the “Company”) will be held at the Sun Bancorp, Inc. Corporate Center, 226 Landis Avenue, Vineland, New Jersey, on July 22, 2011, at 9:30 a.m.

The Annual Meeting is for the purpose of considering and acting upon the following matters:

1.	The election of eleven directors of the Company;

2.
To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 100,000,000 to 200,000,000 shares;

3.	To approve a non-binding advisory vote on executive compensation;

4.	To approve a non-binding advisory vote recommending the frequency of advisory votes on executive compensation;

5.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

6.	Such other matters as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.  Any action may be taken on the foregoing proposals at the Annual Meeting  on the date specified above or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned.  Shareholders of record at the close of business on June 1, 2011 are the shareholders entitled to vote at the Annual Meeting and any adjournments thereof.

EACH SHAREHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO AUTHORIZE A PROXY BY MAIL OR BY VOTING BY TELEPHONE OR OVER THE INTERNET AS INSTRUCTED ON THE NOTICE OF INTERNET DELIVERY OR, IF YOU REQUESTED PAPER COPIES, THE INSTRUCTIONS ARE PRINTED ON THE PROXY CARD.  ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR BY VOTING AGAIN AT A LATER DATE BUT PRIOR TO THE ANNUAL MEETING.  ANY SHAREHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING.  HOWEVER, SHAREHOLDERS WHOSE SHARES ARE NOT REGISTERED IN THEIR OWN NAME WILL NEED ADDITIONAL DOCUMENTATION FROM THE RECORD HOLDER TO VOTE IN PERSON AT THE ANNUAL MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Sidney R. Brown
Secretary
Vineland, New Jersey
June 10, 2011

Important Notice Regarding Internet Availability of Proxy Materials
for the Shareholder Annual Meeting
to be Held on July 22, 2011 at 9:30 a.m.

The Proxy Statement and the 2010 Annual Report to Shareholders
are available for review on the Internet at www.envisionreports.com/SNBC.

PROXY STATEMENT
OF
SUN BANCORP, INC.
226 LANDIS AVENUE
VINELAND, NEW JERSEY 08360
ANNUAL MEETING OF SHAREHOLDERS
JULY 22, 2011

GENERAL

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of Sun Bancorp, Inc. (the “Company”) to be used at the 2011 Annual Meeting of Shareholders of the Company (the “Annual Meeting”), which will be held at the Sun Bancorp, Inc. Corporate Center, 226 Landis Avenue, Vineland, New Jersey, on July 22, 2011 at 9:30 a.m.  This Proxy Statement and the enclosed form of proxy are first being made available to shareholders on or about June 10, 2011.

At the Annual Meeting, shareholders will consider and vote upon (i) the election of eleven directors of the Company; (ii) the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) to increase the total number of authorized shares of our common stock from 100,000,000 to 200,000,000 shares; (iii) the approval of a non-binding advisory vote on executive compensation; (iv) the approval of a non-binding advisory vote recommending the frequency of advisory votes on executive compensation; (v) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and (vi) such other matters as may properly come before the Annual Meeting or any adjournments thereof.  The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting.  Execution of a proxy, however, confers on the designated proxy holder discretionary authority to vote the shares represented by such proxy in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment thereof.

VOTING AND PROXY PROCEDURES

The Board of Directors is making this Proxy Statement available to you electronically for the purpose of requesting that you allow your shares of common stock to be represented at the Annual Meeting by the persons named in the Board of Directors’ form of proxy.  Shareholders of record may vote by proxy in any of three different ways:

●	Voting on the Internet or by Telephone. Follow the instructions set forth in the Notice of Internet Delivery.

●	Voting by Mail. If you have requested paper copies complete, sign, date and return the proxy card in the envelope provided.

Employees who own shares of common stock as of the Record Date in either of the 401(k) Retirement Plan or the Employee Stock Purchase Plan will not receive the Proxy Statement or Annual Report in the mail but will receive an email with instructions on how to download these documents and how to direct how your shares should be voted at the Annual Meeting.  Employees who participate in either of those plans must complete these procedures no later than 8:00 a.m., Eastern Time, on July 19, 2011.

Shareholders who execute proxies retain the right to revoke them at any time.  Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof.

Proxies may be revoked by written notice to the Secretary of the Company at the address above or by filing a later-dated proxy.  A proxy will not be voted if a shareholder attends the Annual Meeting and votes in person.  However, shareholders whose shares are not registered in their own name will need additional documentation from the record holder to vote in person at the Annual Meeting.  Proxies solicited by the Board of Directors will be voted as specified thereon.  If no direction is given, signed proxies will be voted “FOR” the nominees for directors set forth below, “FOR” the approval of an amendment to the Certificate to increase the number of authorized shares of common stock; “FOR” the approval of a non-binding advisory vote on executive compensation; for having non-binding advisory votes on executive compensation every “THREE YEARS”; and “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.  The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where a nominee is unable to serve, or for good cause will not serve, and with respect to matters incident to the conduct of the Annual Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Shareholders of record as of the close of business on June 1, 2011 (the “Record Date”) are entitled to one vote for each share of the Company’s common stock they held at that date.  As of that date, there were 83,031,872 shares of the Company’s common stock outstanding.

The presence in person or by proxy of at least a majority of the outstanding shares of the Company’s common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.  For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, other than the vote to approve a non-binding advisory vote recommending the frequency of advisory votes on executive compensation, only those votes cast “FOR” or “AGAINST” are included.  For purposes of determining the votes cast with respect to the vote to approve a non-binding advisory vote recommending the frequency of advisory votes on executive compensation, only those votes cast in favor of having the vote occur every one, two or three years are included.   Abstentions and broker non-votes (i.e., shares held by brokers on behalf of their customers, which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for the purpose of determining whether a quorum is present.  In the event there are not sufficient votes for a quorum or to ratify or adopt any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

As to the election of directors, the proxy being provided by the Board of Directors allows a shareholder to vote for the election of the nominees proposed by the Board of Directors or to withhold authority to vote for any or all of the nominees being proposed.  Under the Company’s bylaws, directors are elected by a plurality of votes cast.

Concerning all other matters that may properly come before the Annual Meeting, other than the vote to approve a non-binding advisory vote recommending the frequency of advisory votes on executive compensation, but including the ratification of the appointment of the Company’s independent registered public accounting firm, by checking the appropriate box, a shareholder may:  (i) vote “FOR” the item, or (ii) vote “AGAINST” the item, or (iii) “ABSTAIN” with respect to the item.  With respect to the vote to approve a non-binding advisory vote recommending the frequency of advisory votes on executive compensation, by checking the appropriate box, a shareholder may vote to hold the advisory vote every “ONE YEAR”, “TWO YEARS”, “THREE YEARS”, or may “ABSTAIN”.  Unless otherwise required, such matters, including the ratification of the appointment of the Company’s independent registered public accounting firm, shall be determined by a majority of votes cast affirmatively or negatively without regard to (a) broker non-votes, or (b) proxies marked “ABSTAIN” as to that matter.

Security Ownership of Certain Beneficial Owners

Persons and groups owning in excess of 5% of the outstanding shares of the Company’s common stock are required to file reports regarding such ownership with the SEC. Other than as set forth in the following table, management knows of no person or group that owns more than 5% of the outstanding shares of the Company’s common stock as of the Record Date, the record date set to determine those shareholders entitled to vote at the 2011 Annual Meeting of Shareholders.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding

Bernard A. Brown
71 West Park Avenue
Vineland, New Jersey 08360	7,988,068	(1)	9.6%

WL Ross & Co. LLC
1166 Avenue of the Americas
New York, New York 10036	20,657,168	(2)	24.9%

Maycomb Holdings II, LLC
Maycomb Holdings III, LLC
Maycomb Holdings IV, LLC
c/o Siguler Guff & Company, LP
825 Third Avenue
New York, New York 10022	8,213,091	(3)	9.9%

Sidney R. Brown
226 Landis Avenue
Vineland, New Jersey 08360	4,498,102	(4)(5)	5.4%

Anchorage Capital Group, L.L.C.
610 Broadway, 6th Floor
New York, New York 10012	7,463,716	(6)	9.0%
Total of all directors and executive officers of the Company as a group (13 persons)	37,756,881	(7)(8)	44.9%
_______________
(1)
Includes shares held directly as well as by spouse, in trust and other indirect ownership, over which shares Mr. Brown exercises sole or shared voting and/or investment power.  Includes 316,517 shares that can be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of the Record Date.

(2)	Number of shares is based on an amended Schedule 13D filed with the SEC on April 13, 2011.
(3)	Based on a Schedule 13G filed with the SEC on November 12, 2010 and on information from the corporate records of the Company.
(4)
Includes shares held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individual exercises sole or shared voting and/or investment power, unless otherwise indicated.  Includes 348,080 shares that can be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of the Record Date.

(5)
Excludes 3,768,953 shares held by various companies and partnerships for which the individual disclaims beneficial ownership of shares held in excess of his proportionate ownership interests in such companies and partnerships.

(6)	Based on a Form 13F filed with the SEC on May 16, 2011.
(7)
Excludes 7,539,159 shares held by various companies and partnerships for which the individual disclaims beneficial ownership of shares held in excess of his proportionate ownership interests in such companies and partnerships.

(8)
Includes shares held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole or shared voting and/or investment power, unless otherwise indicated.  Includes 991,268 shares that can be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of the Record Date set for the 2011 Annual Meeting of Shareholders.

PROPOSAL I – ELECTION OF DIRECTORS

The Board of Directors currently consists of eleven persons. Directors of the Company are elected to one-year terms, each to serve until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified.  Eleven directors will be elected at the 2011 Annual Meeting of Shareholders.  Each nominee is currently a member of the Board of directors.

It is intended that the proxies solicited by the Board will be voted for the election of each of the named nominees unless otherwise specified.  If any of the nominees is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board may be reduced to eliminate the vacancy.  At this time, the Board knows of no reason why any of the nominees might be unavailable to serve.  Each of the nominees has consented to serve if elected.

The following table sets forth information with respect to the nominees for election as directors and the executive officers of the Company and Sun National Bank (the “Bank”), including their names, ages, the years they first became directors or executive officers of the Company or the Bank, and the number of and percentage of shares of the Company’s common stock beneficially owned by each as of June 1, 2011.
Name	Age	Year First Elected or Appointed(1)	Shares of Common Stock Beneficially Owned(2),(3)	Percent of Shares of Common Stock Outstanding

NOMINEES FOR DIRECTORS

Bernard A. Brown	86	1985	7,988,068	9.6%
Wilbur L. Ross, Jr.	73	2010	20,657,168	24.9%
Sidney R. Brown	54	1990	4,498,102	5.4%
Peter Galetto, Jr.	57	1990	528,521	*
Anne E. Koons	58	1990	658,237	*
Jeffrey S. Brown	51	1999	2,741,052	3.3%
Alfonse M. Mattia	69	2001	78,576	*
Eli Kramer	56	2004	198,647	*
Thomas X. Geisel (4)	49	2008	222,088	*
Anthony R. Coscia	51	2010	1,297	*
William J. Marino	67	2010	943	*

EXECUTIVE OFFICERS OF THE COMPANY AND THE BANK

Robert B. Crowl (4)	47	2010	44,261	*
A. Bruce Dansbury	57	2001	139,921	*
_____________
*	Less than 1.0%
(1)	For directors, refers to the year such individual became a director of the Company or the Bank. For officers, refers to the year such individual joined the Company or the Bank.
(2)
Includes shares held directly by the individual as well as by such individual’s spouse, or minor children, in trust and other forms of indirect ownership over which shares the individual effectively exercises sole voting and investment power, unless otherwise indicated.

(3)
Includes shares that can be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of the Record Date.  The number of options included for each individual is as follows: Bernard Brown – 316,517; Wilbur Ross – 0; Sidney Brown – 348,080; Peter Galetto – 41,798  ; Anne E. Koons – 3,875; Jeffrey Brown – 8,304; Alfonse Mattia – 8,929; Eli Kramer –  22,697; Thomas Geisel – 130,378; Anthony Coscia – 0;  William Marino – 0; Robert Crowl – 0; and Bruce Dansbury – 110,690.

(4)	Includes 37,594 shares for which the individual serves as Trustee under the Directors’ Deferred Fee Plan

Biographical Information and Qualifications of Directors

All directors and executive officers have held their present positions for at least five years unless otherwise stated.

Bernard A. Brown has been Chairman of the Board of Directors of the Company and the Bank since its inception 25 years ago (1985) and has guided the Company and the Bank to a multi-billion dollar financial services company with 65 locations and over 600 employees.  Mr. Brown also serves as Chair of the Executive Committee of the Board.  Mr. Brown has successfully grown numerous other organizations, such as NFI, a national multi-million dollar logistics conglomerate headquartered in Vineland, New Jersey, Vineland Construction Company and several other real estate companies with extensive property holdings.  Mr. Brown also serves as the Chairman of the Board of Directors of NFI and Vineland Construction Company.  Directors Sidney R. Brown, Anne E. Koons, and Jeffrey S. Brown are the children of Bernard A. Brown.  With his intimate familiarity with the business of the Company and his extensive business background and leadership and management skills, the Board of Directors believes that Mr. Brown is uniquely qualified to serve as a director.

Wilbur L. Ross, Jr. was elected to the Board of Directors of the Company in September, 2010.  He is also a director of the Bank.  Mr. Ross has been appointed to the Executive Committee and the Nominating and Corporate Governance Committee of the Board of Directors and as a non-voting observer to the Compensation Committee of the Board of Directors.  He may be the best known turnaround financier in the U.S., having been involved in the restructuring of over $300 billion of defaulted companies’ assets around the world. In 1998, Fortune Magazine called him "the King of Bankruptcy.”  Mr. Ross organized International Steel Group (“ISG”) in April 2002 and was its Board Chairman.  By acquiring Bethlehem Steel and other troubled companies, ISG became the largest integrated steel company in North America.  It was listed on the New York Stock Exchange until it merged with Mittal Steel to form the largest steel company in the world.  Mr. Ross remains a director of ArcelorMittal.  In March, 2004, the firm organized International Textile Group (“ITG”) by buying and consolidating two bankrupt companies, Burlington Industries and Cone Mills.  Mr. Ross serves as Chairman of ITG which has developed major investments in China and Vietnam. Also in 2004, WL Ross organized International Coal Group to acquire out of bankruptcy Horizon Natural Resources and two other coal companies and went public.  It is listed on the New York Stock Exchange under the symbol ICO.  In 2005, WL Ross & Company (“WL Ross”) formed International Automotive Components (“IAC”) to acquire Collins & Aikman’s European operations and Lear’s European interior plastics division.  More recently, the firm acquired control of PLASCAR, the leading Brazilian automotive plastics company, Mitsuboshi in Japan, Lear Corporation’s U.S. European and Asian interior plastics businesses and certain North American plants of Collins & Aikman.  IAC now has revenues of $5.5 billion and 23,000 employees in 17 countries.  The Ross Funds are major investors in Greenbrier Companies and Assured Guaranty Ltd., and Mr. Ross joined their Boards.  Beginning in 2007, the firm organized American Home Mortgage Services by acquiring several floundering companies and creating the second largest independent services of subprime mortgages.  In 2009, the firm led the $900 million revival of BankUnited with FDIC assistance.  The shares now trade on the New York Stock Exchange with a $2.5 billion market value.  Subsequently, WL Ross took substantial positions in Virgin Money, First Michigan, Cascade Bank Corp., Sun Bancorp, and Air Lease Corp.  In 1999, President Kim Dae Jung awarded Mr. Ross a medal for his help during Korea's 1998 financial crisis.  He is a former Chairman of the Smithsonian National Board.  Earlier, President Clinton had appointed him to the Board of the U.S.-Russia Investment Fund, and he served as privatization advisor to Mayor Rudolph Giuliani.  Mr. Ross serves on the Executive Committee of the New York City Partnership, is Chairman of the Japan Society and is a member of the Chairman’s Circle of the U.S.-India Business Council.  He is a member of the Business Roundtable and is a Board member of the Yale University School of Management, which has presented him with its Legend of Leadership Award.  He is also a member of the Committee on Capital Markets Regulation.  China Institute presented him with its 2007 Blue Cloud

Award.  He is the only person elected to both the Turnaround Management Hall of Fame and the Private Equity Hall of Fame.  He was named Entrepreneur of the Year 2009 by BritishAmerican Business and received the 2010 Business Statesman Award from Harvard Business School Club of New York.  Mr. Ross holds an A.B. from Yale University and an M.B.A., with Distinction, from Harvard University.  Mr. Ross is a valued member of the Board of Directors given his experience in the financial services industry and his reputation as one of the world’s most respected investors.

Sidney R. Brown is Vice Chairman of the Board of Directors of the Company and has served as a director, treasurer and secretary since 1990.  He is also a director of the Bank.  Mr. Brown serves as a member and secretary of the Executive Committee of the Board, and is also a member of the ALCO/Investment Committee of the Board.  Mr. Brown served as Acting President and CEO of the Company from February 2007 to January 2008.  Mr. Brown is Chief Executive Officer of NFI, a premier integrated supply chain solutions company.  NFI, founded in 1932 as National Hauling, has evolved from a trucking company in a regulated environment, into one of the largest privately-held third party logistics companies in the country. In the early 1980’s, the company, then known as National Freight, was focused mainly on over-the-road trucking services. The company quickly evolved into four affiliated companies providing transportation services (National Freight), warehousing and inventory management (National Distribution Centers), dedicated fleets and transportation management (Interactive Logistics) and real estate development (Real Estate). In 2008, the company continued to evolve and positioned all its companies under one corporate brand, NFI. NFI in North America now consists of Logistics, Warehousing and Distribution, Transportation, Intermodal, Real Estate, Transportation Brokerage, Contract Packaging, Solar, Global Freight Forwarding and NFI Canada.  Mr. Brown attended Georgetown University and graduated in 1979. He began his career working for Morgan Stanley in New York City as financial analyst in the corporate finance department of the investment bank.  He moved on to pursue his MBA at Harvard University. Graduating in 1983, he immediately joined the family business. Mr. Brown is also a director of J & J Snack Foods Corp., and has served as a director since 2003 and most recently joined the Board of Franklin Square Energy and Power Fund and Delta Paper Corporation.  With his extensive business background and leadership and management skills, Mr. Brown has helped guide the Company’s Board of Directors successfully for a significant number of years.

Peter Galetto, Jr. has been a director of the Company since April 1990.  He is also a director of the Bank.  Mr. Galetto also served as the Secretary of the Company from April 1990 to March 1997.  He currently serves as secretary of the Bank.  As Chair of the Audit & Risk Committee of the Board, Mr. Galetto annually attends numerous audit and risk related webinars and seminars as well as a national conference on audit and risk topics to bring the most current information to the Company.  He also serves as a member of the Board’s Executive Committee and Nominating & Corporate Governance Committee.  Mr. Galetto is the President of Stanker & Galetto, Inc., an industrial building contractor located in Vineland, New Jersey.  He is the Secretary/Treasurer of Tri-Mark Building Contractors, Inc.  Mr. Galetto is also a board member of South Jersey Healthcare System board (Chairman), Cumberland Cape Atlantic YMCA, Hendricks House and All Saints Finance Committee.  Mr. Galetto has been honored by several organizations for his community service.  He has been awarded Entrepreneur of the Year by the South Jersey Development Council, Gregor Mendal Award from St. Augustine Prep in 1999, Vineland Rotary Club Outstanding Vocational Accomplishments in 1994 and the Order Sons of Italy in America Distinguished Golden Lion Award, 2000.  Mr. Galetto is also an officer and director of several other corporations and organizations.  He received a B.S. in Commerce and Engineering from Drexel University, majoring in Finance and Management.  Mr. Galetto also graduated from Harvard Business School’s Executive Education Program.  With his proven business leadership and management skills, in addition to his stature in the local business community, Mr. Galetto has been a significant contributor to the Board of Directors of the Company.

Anne E. Koons has served as a director of the Company since April 1990.  She is also a director of the Bank.  Ms. Koons serves as a member of the Board’s ALCO/Investment Committee.  Ms. Koons is a real estate agent with Prudential Fox & Roach.  She has been selling real estate for 26 years and is consistently in the top 1% of agents nationwide.  Ms. Koons is a Board member of the Cooper Foundation at Cooper Hospital and also serves on the Executive and Budget and Finance committees.  She is also an officer and director of several other companies.  Ms. Koons’ business acumen, sales and marketing and negotiation skills, as well as stature in the community have led her to be an important contributor to the directorship of the Company.

Jeffrey S. Brown has been a director of the Company since April 1999.  He is also a director of the Bank.  Mr. Brown also serves as a member of the Board’s ALCO/Investment Committee.  Mr. Brown is Vice Chairman of NFI, a comprehensive provider of freight transportation, warehousing, third party logistics, contract manufacturing, and real estate development.  He is also President of NFI Real Estate, one of the top real estate development companies in the industry.  Mr. Brown is one of the general partners of The Four B’s, a partnership with extensive holdings primarily in the Eastern United States.  He is also an officer and director of several other corporations and partnerships in the transportation, equipment leasing, insurance, warehousing and real estate industries.  Mr. Brown serves on the Boards of several regional charities including: The Board of Trustees for the Cooper Foundation, the Kellman Brown Academy and on the Executive Boards of the Katz Jewish Community Center. As principal in a major logistics company with P&L responsibilities, Mr. Brown possesses financing and acquisition experience, which further strengthens his bank director capabilities.  His experience in real estate, leadership skills, and his networking capabilities due to his stature in the local business community, make him a valued member of the Company’s Board of Directors.

Alfonse M. Mattia has been a director of the Company since May 2001.  He is also a director of the Bank.  Mr. Mattia serves as Chair of the Board’s ALCO/Investment Committee and is also a member of the following Board Committees:  Executive; Compensation/Personnel; and Audit & Risk.  He meets the definition of an audit committee financial expert under the regulations of the SEC.  Mr. Mattia has over 16 years of combined experience on various bank boards.  He has been a Certified Public Accountant for 43 years and was a founding partner of Amper Politziner & Mattia, a regional accounting and consulting firm with offices in New Jersey, New York and Pennsylvania, and ranked as a  Top 25 Accounting Firm in the U.S.    Mr. Mattia is a director at EisnerAmper, a CPA firm with offices in NY, NJ and PA.  He served as Co-Chairman of the Rutgers University Family Business Forum and has served as a member of “The Group of 100,” a national group formed by the American Institute of Certified Public Accountants to protect the public interest and position the accounting profession for the future.  A member of the American Institute of Certified Public Accountants, he served three years on the Assurance Services Executive Committee at the AICPA and is the firm representative to the Major Firms Group where he chaired the annual meeting in 2000.  Mr. Mattia is a member of the Harvard Business School Club and the Columbus Citizens Foundation, both in New York.  He is also a member of the Board of Trustees at Rider University.  Mr. Mattia’s proven business leadership and management skills, as well as his stature in the local business community have led him to be a valued member of the Company’s Board of Directors.

Eli Kramer has been a director of the Company since July 2004.  He is also a director of the Bank.  He serves as Chair of the Board’s Compensation/Personnel Committee and is also a member of the following Board Committees: Executive; Audit & Risk; and, Nominating and Corporate Governance.  Mr. Kramer has over 20 years of total bank board experience including 6 plus years as Vice Chair or Chairman at a previous Bank.  Mr. Kramer has been a principal in real estate development companies since 1976 and is a partner in Central Jersey Management Co.  He is also a principal in Arcturus Group, a real estate advisory and asset management firm serving the financial industry.  He was a co-founder and Vice Chairman of the Board of Directors of Community Bancorp of New Jersey, prior to its acquisition by the Company.  He also served as a Director and Chairman of the Board of Colonial State Bank.  Mr. Kramer serves as a Trustee on the Boards of the Jewish Educational Center, Elizabeth, NJ and the Holocaust Resource Center at Kean University.  Mr. Kramer’s bank board experience, proven leadership and business management skills, knowledge of the New Jersey market, and stature in the community are all attributes that are highly valued as a director of the Company.

Thomas X. Geisel joined the Company as President and Chief Executive Officer in January 2008 and is also a director of the Company.  Mr. Geisel also serves as the President and Chief Executive Officer of the Bank and is a director of the Bank.  He also serves as a member of the Executive Committee of the Board.  Prior to joining the Company, Mr. Geisel held a number of positions with KeyCorp (“Key”).  He joined Key in July 1999 in New York City where he served as Managing Director of Investment Banking for the East and West Regions of KeyBanc Capital Markets (formerly McDonald Investments’ Key Business Advisory Services division).  In 2002, he was promoted to President of Key’s Capital Region New York District and subsequently to Regional Executive for Commercial Banking for which he relocated to Albany, New York. From 2005 through 2007, he served as President for Key’s Northeast Region, which comprised eight districts across New York, New England and Florida, with assets of approximately $20 billion and revenue exceeding $550 million.  Mr. Geisel’s other experience includes representing the U.S. Department of Justice in various capacities domestically and as a diplomat in Latin America and the Caribbean.  Mr. Geisel has spoken on topical business, financial and economic issues and trends.  His banking and financial insight and expertise have been showcased on prominent business news network shows, including Bloomberg News, CNBC’s “Squawk Box” and Fox Business Channel’s “Cavuto” with host Neil Cavuto,  and “America’s Nightly Scoreboard” with David Asman, as well as on several regional, expert panels such as the Rutgers Quarterly Business Outlook.  Mr. Geisel has also contributed to articles that appeared in national publications, including American Banker, US Banker and The Wall Street Journal.  Under Mr. Geisel’s tenure, the Bank was chosen by Forbes as one of the nation’s Most Trustworthy Companies 2010.  As an active member of the community, Mr. Geisel was the 2010 Spirit of Edison Community Leader Award recipient and served as the 2009 Chairman of the American Heart Association’s Southern New Jersey Spring Heart Walk.  He currently serves as Vice Chairman of the board for the Southern New Jersey Development Council (SNJDC).  He sits on the board of directors for the Atlantic County Community Development Corporation (CDC) and the New Jersey Chamber of Commerce, where he is also a member of the Government Committee.  Mr. Geisel serves on the Federal Reserve Board of Philadelphia’s Nominating Advisory Committee (FRNAC) and is a member of the CEO Group and the New Jersey Bankers Association.  In addition to his elevated stature in New Jersey, Mr. Geisel’s 20 plus years of well-diversified financial services experience and executive leadership and management skills make him an integral member of the Company’s Board of Directors.

Anthony R. Coscia was elected to the Board of Directors of the Company in November 2010.  He is also a director of the Bank.  Mr. Coscia currently serves as of member of the Board’s Compensation/ Personnel Committee.  He is admitted to the state bars of New Jersey and New York and is a Partner in the law firm of Windels Marx Lane & Mittendorf, LLP (WMLM), one of the New York region’s oldest law firms.  He is a graduate of Georgetown University School of Foreign Service and received his law degree from Rutgers University School of Law.  Mr. Coscia specializes in corporate, commercial and real estate matters with a concentration on the financial elements of these transactions.  He represents financial institutions, investors and major corporations handling a broad variety of matters, including corporate and real estate finance transactions, asset restructure and recovery, regulatory compliance, mergers and acquisitions and general litigation.  He has specific experience in the area of redevelopment finance and has worked extensively on corporate governance issues.  Mr. Coscia served as Chairman of the Board of Commissioners of the Port Authority of New York and New Jersey from April 2003 to February 2011 and continues to serve on the Board of Commissioners.  He is also a member of the Board of Directors of National Passenger Railroad Corporation (“Amtrak”).  In addition he serves as a trustee of the New Jersey Community Development Corporation and is a member of the New Jersey Performing Arts Center Council of Trustees, The Partnership for New York City and the Economic Club of New York.  From February 1992 to March 2003, he served as Chair of the New Jersey Economic Development Authority (“NJEDA”), one of the largest state-sponsored development banks in the United States.  Mr. Coscia has served as a director and audit committee member of several public and closely held corporations in the financial services, investment banking, real estate and manufacturing sectors.  With Mr. Coscia’s extensive background and as a well-respected business leader actively involved in both the private and government sectors in New Jersey and New York, he is a significant complement to the Company’s Board of Directors.

William J. Marino was elected to the Board of Directors of the Company in November 2010.  He is also a director of the Bank.  Mr. Marino currently serves as Chair of the Board’s Nominating and Corporate Governance Committee.  He is a graduate of St. Peter’s College with a Bachelor of Science degree in Economics.  Mr. Marino is the retired Chairman, President and Chief Executive Officer of Horizon Blue Cross Blue Shield of New Jersey, the state’s largest health insurer, providing coverage for over 3.6 million people.  He has over 40 years of experience in the health and employee benefits field, primarily in managed care, marketing and management.  Before joining Horizon BCBSNJ, Mr. Marino was VP of Regional Group Operations for NY and CT for Prudential, capping a 23-year career with them.  He is currently the Chairman of the Board of Directors of the New Jersey Performing Arts Center (NJPAC) and a member of the Board of the New Jersey Symphony Orchestra.  He is a member of the Campaign Committee of Saint Vincent Academy and a member of the Board of Trustees of Delbarton School in Morristown.  He also serves as a member of the Tanenbaum Center for Interreligious Understanding’s Leadership Council.  Mr. Marino is also a member of the Board of Sealed Air Corporation.  He is the recipient of the 1997 Ellis Island Medal of Honor and in 2007 received the American Conference on Diversity’s Humanitarian of the Year Award.  Mr. Marino’s prior board affiliations include: Blue Cross Blue Shield Association; National Institute for Health Care Management (Past Chairman); Choose New Jersey; NJ State Chamber of Commerce (Past Chairman); New Jersey Network; Newark Alliance; Newark Museum, Liberty Science Center Chairman’s Advisory Council; St. Peter’s College (Past Chairman); Community Theatre of Morristown; Regional Business Partnership (Past Chairman); United Way of Essex and West Hudson (Past Chairman); Kessler Institute for Rehabilitation, Inc.; New York Business Group on Health; and, New York State HMO Conference.  As a highly regarded business and philanthropic leader, one who has played an important role in policy and legislative matters in New Jersey, Mr. Marino is an important complement to the Company’s Board of Directors.

Executive Officers Who Are Not Directors

Robert B. Crowl joined the Company in March 2010 as the Executive Vice President and Chief Financial Officer.  Mr. Crowl also serves as Executive Vice President and Chief Financial Officer of the Bank.  He has over 24 years of banking experience.  Prior to joining the Company, Mr. Crowl was Executive Vice President & Chief Operating Officer of National City Mortgage, Cleveland, Ohio from November 2007 to February 2009.  Prior to that, Mr. Crowl was a Senior Vice President & Corporate Comptroller of National City Corporation from April 2004 to November 2007 where he also held the position of Senior Vice President and Manager of Asset, Liability & Securitization from November 1998 to April 2004.  Prior to 1998, Mr. Crowl served in a variety of positions for Crestar Bank in Richmond, Virginia.  Mr. Crowl previously held the role of Treasurer of the Northeast Ohio Council on Higher Education.

A. Bruce Dansbury joined the Bank in April 2001 and serves as Executive Vice President, Chief Operating Officer, and Chief Credit Policy Officer for the Bank.  Mr. Dansbury also serves as Executive Vice President and Chief Operating Officer of the Company.  Mr. Dansbury has over 35 years of banking experience in New Jersey and prior to joining the Bank held the title of Business Bank Executive for First Union National Bank.  Mr. Dansbury is Past Director and Past President of the Trenton Downtown Association.  He also previously served on the board of the ShopRite Ladies Professional Golf Association (LPGA) Classic, Rutgers University Executive Advisory Council and the Rider University Business Advisory Board.  Mr. Dansbury currently serves on the Executive Committee of the Mercer County Chamber of Commerce and serves on the Boards of the Thomas Edison Foundation, and TICIC, Inc., a wholly owned subsidiary of the New Jersey Bankers Association and a trade association that represents the interests of member financial institutions on a state and national basis.

CORPORATE GOVERNANCE

Board Leadership Structure and Role in Risk Oversight

Under the Board of Directors’ current leadership structure, the offices of Chairman of the Board and Chief Executive Officer are held by separate individuals.  Bernard A. Brown serves as Chairman of the Board of Directors. The Company’s Chief Executive Officer is Thomas X. Geisel. The Board of Directors has determined that the separation of the roles of Chairman of the Board and Chief Executive Officer will enhance Board independence and oversight.  This separation will allow the Chief Executive Officer to better focus on developing and implementing strategic and tactical initiatives, enhancing shareholder value and expanding and strengthening our franchise, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to, and independent oversight of, management.

The Board of Directors has general authority over the Company’s risk oversight function with authority delegated to various board committees to review risk management policies and practices in specific areas of the Company’s business.  The Audit Committee is primarily responsible for overseeing the Company’s risk management.  The Audit Committee works closely with officers involved in the risk management function including the internal audit staff who report directly to the Audit Committee.

Meetings and Committees of the Board of Directors

The Company is governed by a Board of Directors and various committees of the Board, which meet regularly throughout the year.  During 2010, the Company’s Board of Directors held seven regular meetings, six special meetings, 27 regular committee meetings and 13 special committee meetings.  Other than Directors Ross and Marino, no incumbent director attended fewer than 75% of the meetings of the Company’s Board of Directors and committees on which such director served during the year ended December 31, 2010.  Messrs. Ross and Marino were appointed to the Board of Directors in late 2010 (September and November, respectively), thereby making it more difficult for them to achieve a 75% attendance ratio than if they had each served for a full fiscal year.  In addition, the Bank’s Board of Directors held seven regular meetings and three special meetings during 2010.

The Executive Committee met nine times during 2010.  This committee currently consists of Directors Bernard Brown (Chairman), Sidney R. Brown, Peter Galetto, Jr., Thomas X. Geisel, Eli Kramer, Alfonse M. Mattia, and Wilbur L. Ross, Jr.

The Compensation Committee met nine times during 2010.  This committee currently consists of Directors Kramer, Mattia and Coscia.  Mr. Ross serves in a nonvoting observer capacity.

The Audit Committee met nine times during 2010.  This committee currently consists of Directors Galetto, Kramer and Mattia.  Mr. Mattia meets the definition of an audit committee financial expert under the regulations of the SEC.

The Nominating and Corporate Governance Committee met six times during 2010.  This committee currently consists of Directors Marino, Galetto, Kramer and Ross.

Each member of the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee is independent in accordance with the requirements of the NASDAQ Listing Rules.  Each of these committees operates under a written charter, copies of which are available on the Company’s website at www.sunnb.com.

Compensation Committee Interlocks and Insider Participation

Company directors who served as members of the Compensation Committee of the Company’s Board of Directors during the year ended December 31, 2010 were Eli Kramer (Chair), Douglas J. Heun, Alfonse M. Mattia, George A. Pruitt, and Edward H. Salmon. Wilbur L. Ross, Jr. is a non-voting observer.  Jeffrey S. Brown and Sidney R. Brown attend Compensation Committee meetings but are not committee members.

None of the individuals who served on the committee during 2010 was an executive officer of another company whose board of directors has a comparable committee on which one of the Company’s executive officers serves.  In addition, during 2010, no executive officer of the Company was a member of a comparable compensation committee of a company of which any of the directors of the Company is an executive officer.

Director Nomination Process

The Company does not currently pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director positions.  The Nominating and Corporate Governance Committee gives a recommendation to the Board of Directors of the persons to be nominated by the Company for election.  The Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from directors and officers of the Company and the Bank.  Additionally, the Committee will consider persons recommended by shareholders of the Company in selecting the Committee’s nominees for election.  There is no difference in the manner in which the Committee evaluates persons recommended by directors or officers and persons recommended by shareholders in selecting Board nominees.

To be considered in the Committee’s selection of Board nominees, recommendations from shareholders must be received by the Company in writing by at least 120 days prior to the date the proxy statement for the previous year’s annual meeting was first distributed to shareholders.  Recommendations should identify the submitting shareholder, the person recommended for consideration and the reasons the submitting shareholder believes such person should be considered.  The Committee believes potential directors should have industry expertise in areas of corporate governance, finance, banking, accounting, the economy, real estate, general business and other areas of importance to the Company, along with familiarity and knowledge of the business, political and economic environments for the markets the Bank serves, and the ability to provide management with guidance, ability to guide in the development and oversight of strategy.  The Committee and the Board of Directors may consider diversity in market knowledge, background, experience, qualifications, and other factors as part of its evaluation of each candidate.

Shareholder Communications

The Board of Directors does not have a formal process for shareholders to send communications to the Board.  In view of the infrequency of shareholder communications to the Board of Directors, the Board does not believe that a formal process is necessary.  Written communications received by the Company from shareholders are shared with the full Board no later than the next regularly scheduled Board meeting.  The Board encourages, but does not require, directors to attend the annual meetings of shareholders.  Nine members of the Board of Directors attended the 2010 Annual Meeting of Shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of the Company’s compensation program for the last fiscal year applicable to the principal executive officer, principal financial officer and the other officers included in the summary compensation table (referred to as the “Named Executive Officers” or the “named officers”).

Executive Summary.  The 2010 fiscal year was a challenging year for the Company as well as many other financial institutions, and the economy as a whole.  National and local economies continued to display the effects of the economic downturn. High unemployment, limited job growth and housing market distress weighed on consumer behavior, while uncertainty surrounding sales growth limited business borrowing and investment. During 2010, the Company took critical steps towards strengthening its balance sheet and foundation by raising approximately $100 million in additional capital and executing on its business plan. The capital raise provided the Company with new strategic partners and the financial flexibility to address problem credits. During 2010, the Company prudently managed its problem loan portfolio by taking appropriate charge-offs and building its allowance for loan losses. In addition, the Company sold approximately $87 million of problem commercial real estate loans with a book balance of $77 million after accounting for related charge offs in December 2010, further reducing the level of classified assets.  In addition to the capital and credit efforts, the Company continued to execute its strategic plan by growing its businesses and managing profitability. While commercial real estate lending was deemphasized in 2010, the Company’s specialty businesses (asset-based lending and medical lending) continued to grow, and increased product penetration in our commercial and industrial business led to a substantial increase in cash management services. The net interest margin expanded in 2010 through the careful administration of pricing strategies on loans and deposits. In addition, critical fee businesses such as Sun Financial Services, L.L.C. and Sun Home Loans, Inc. enjoyed record years in revenue. Through the company’s cost saving initiatives over $4 million in annualized expense and revenue efficiency gains were recorded.

The Compensation Committee took various actions in 2010 in order to reinforce its efforts to focus compensation on rewarding activities which promote safe growth of long-term shareholder value.  Such actions included:

•	Controlling compensation expenses by limiting increases in base salary for the Named Executive Officers.

•	Structuring a compensation program necessary to recruit a new chief financial officer including long-term performance incentives.

•
Elimination of the tax gross-up provisions previously included in some employment agreements; and eliminating and/or modifying certain change in control severance agreements; and inclusion of clawbacks in certain contracts.

•
Increasing the number of shares of Common Stock available for awards to management under the Company’s equity incentive plans, which was subsequently approved by the Company’s shareholders at the 2010 Annual Meeting of Shareholders.

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Granting of additional stock options and stock awards to the Named Executive Officers as performance and retention incentives. The performance incentives require that Company return on assets target metrics be achieved by December 31, 2013 in order for such equity awards to be earned.

•	Approval of a retirement plan for the Chairman as part of the Company’s management succession planning process.

Compensation Philosophy and Objectives.  The underlying goal of the Company’s compensation program is to promote increases in long-term shareholder value by closely aligning the financial interests of the Company and its shareholders with the Named Executive Officers and other members of senior management (collectively, “Executive Management”).

In accordance with the Charter of the Company’s Compensation Committee, the Compensation Committee seeks to design and administer executive compensation programs that will achieve the following primary objectives:

•	Support a pay-for-performance policy that differentiates compensation based on corporate and individual performance;

•	Motivate employees to assume increased responsibility and reward them for their achievement;

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Provide total compensation opportunities that are comparable to those offered by other leading companies, allowing the Company to recruit and retain top quality, dedicated executives who are critical to its long-term success;

•
Align the interests of executives with the long-term interests of shareholders by providing executives with equity award opportunities that will result in favorable long term compensation opportunities as long-term shareholder value grows;

•
Annually, the Company establishes specific financial performance targets as well as non-financial targets that are defined by the Compensation Committee and are incorporated into the budgeting and planning process.  The Company’s goal is to promote and administer a comprehensive pay-for-performance program consistent with such financial performance targets and the goals of the bank; and

•
Monitor the incentive compensation programs applicable to Executive Management and all employees to ensure that such programs do not expose the Company to unnecessary or excessive risk and to implement policies and practices that may help manage and monitor such risk within acceptable and pre-established parameters.

The Company’s compensation program is designed to promote performance by the Named Executive Officers and the entire Executive Management group as a team.  For 2010, performance of the Named Executive Officers was primarily evaluated based upon the Executive’s performance in securely managing and guiding the organization through raising an additional $100 million in capital, closely managing the Company’s loan portfolio, and positioning the company for future growth. The Company strives to provide each Named Executive Officer with a total compensation opportunity that the Compensation Committee deems to be market competitive with comparably-sized community banks, both nationally and regionally, assuming the Company’s performance is at budgeted, targeted levels.  The Company believes that this market positioning is appropriate to attract and retain top-caliber talent in a highly competitive labor market for executive staff.

The Company maintains programs to create short-term and longer-term incentive compensation opportunities for its Executive Management.  In 2010, the Company made additional awards of stock options and stock awards to its Named Executive Officers and other members of the Executive Management team consistent with its long-term compensation goals.  Generally, such equity awards become earned and non-forfeitable over a two or four year period in order to serve as a retention tool in addition to a compensation incentive.

Role of the Compensation Committee.  The Compensation Committee’s primary responsibility is to assist the Board in discharging the Board’s responsibilities relating to compensation of the Company’s Executive Management.  The Committee evaluates and recommends to the Board appropriate policies and decisions relative to salary, annual cash incentives, long-term equity-based incentives and other compensation programs for Executive Management, while taking into account appropriate risk management.

The Compensation Committee has periodically engaged compensation consultants and advisors to provide advice on both board and executive compensation issues and is free to retain advisors as needed.  During 2010, the Compensation Committee did not receive specific guidance from any such consultants with respect to compensation paid or awarded to the Named Executive Officers.

Role of Executives in Compensation Committee Deliberations.  The Compensation Committee has frequently requested the Company’s Chairman and Vice Chairman to assist in analyzing existing compensation programs and studying proposed compensation program changes.  Additionally, the Vice Chairman has provided guidance to the Committee regarding Executive Management performance evaluation, bonus plan recommendations, and other executive compensation matters.  As appropriate, the Committee requests the presence of the Company’s Vice Chairman and/or its President and CEO at Committee meetings to discuss executive compensation matters and to evaluate Company and individual performance.  Occasionally, other executives may be requested to attend a Committee meeting to provide pertinent financial, tax, accounting, peer data or operational information.  Executives in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding executive compensation.

The Compensation Committee discusses the compensation of the Company’s President and CEO directly with him, but final deliberations and all votes regarding the President and CEO’s compensation are made in executive session, without the President and CEO being present.  The Committee also determines the compensation for other Named Executive Officers, based on the President and CEO’s recommendations and input from outside advisors and counsel when deemed necessary or appropriate.

Compensation Framework.  In developing and administering the Company’s executive compensation policies and programs, the Committee considers the following three aspects of the Compensation program:

•	Pay components - each element of total compensation, including the rationale for each component and how each component relates to the total compensation structure;

•	Pay level - the factors used to determine the total compensation opportunity, or potential payment amount at different performance levels, for each pay component; and

•
Relationship of executive compensation to performance - how the Company determines appropriate performance measures and goals for incentive plan purposes, as well as how pay levels change as a function of performance.

Pay Components.  The Company’s executive compensation program includes the components listed below:

•
Salary - a fixed base salary generally set at competitive levels that reflect each executive’s position, individual performance, experience, and expertise.  Such base salary levels are reviewed annually by the Compensation Committee.

•
Annual Cash Incentive - a bonus pay program that varies based on individual and Company performance against annual business objectives; the Company communicates the associated performance metrics, goals, and bonus award opportunities to the executives as early in the fiscal year as is practical.  Final bonus determinations are made following the end of each fiscal year based upon a review of the stated performance metrics and bonus opportunities as well as the discretionary considerations of the Compensation Committee.  For 2010, the Compensation Committee determined that Annual Cash Incentive awards for the Executive Management would be funded and allocated based upon consideration of securely managing and guiding the organization through a difficult economic environment and for successfully managing the Company and the Bank through a private equity capital raise.

•
Long-Term Incentives - equity-based awards with the compensation values driven by the long-term market performance of the Company’s stock price in order to align executive pay with long-term shareholder interests.  In 2010, the Compensation Committee awarded additional stock and options awards to Executive Management to serve as long-term compensation incentives and retention.

•
Management Agreements - These agreements detail the rights and obligations of the employer and executive in the event of termination of employment following a change-in-control transaction or other involuntary termination of employment.  In addition, the Company has entered into an employment agreement with the President and CEO and eliminated pre-existing 280G tax gross-up provisions.

•	Other Compensation - perquisites consistent with industry practices in comparable banks and broad-based employee benefits such as medical, dental, disability, and life insurance coverage.

Salary

The Company pays its executives salaries that are intended to be competitive and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to the Company, with annual salary reviews determined in conjunction with an annual performance assessment.  The Committee intends that salary, together with annual cash incentive and long-term incentives at targeted Company performance levels will fall between the market median and upper quartile when compared to market competitors for similar executive talent.

The Compensation Committee met in February 2010 and determined not to provide base salary increases to any of the Named Executive Officers.

Annual Cash Incentive

The Company uses annual discretionary cash incentives to focus management’s attention on current strategic priorities and to drive achievement of short-term corporate objectives.  This program, referred to as the Annual Cash Incentive Plan, provides annual cash incentive compensation for the Named Executive Officers and other Company employees.  For the 2010 fiscal year, the Compensation Committee established performance goals for the Named Executive Officers under the Annual Cash Incentive Plan.  If a minimum of 90% of these performance goals were achieved, an incentive cash pool would be funded which could be awarded at the discretion of the CEO and the Compensation Committee.  The percentage of pool funding increased as the performance increased, with a cap at 110% of target performance.

The Annual Cash Incentive program for Mr. Geisel, President and CEO, was detailed in Mr. Geisel’s employment agreement dated July 16, 2009.  Such program provides for a payment of a cash bonus calculated as a percentage of his base salary and is dependent upon the Company’s attainment of annually agreed upon financial targets.  For example, upon attainment of 100% of the Company’s agreed upon financial targets, his bonus would be 70% of base salary; attainment of 110% of the approved financial targets will result in a bonus of 100% of base salary; attainment of 105% of the approved financial targets will result in a bonus of 80% of base salary; attainment of 95% of the approved financial targets will result in a bonus of 65% of salary; attainment of 90% of the approved financial targets will result in a bonus of 60% of salary.  Attainment of Company performance below 90% of the approved financial targets may result in a bonus payment determined within the discretion of the Compensation Committee; attainment of Company performance above 110% of the approved financial targets may result in an additional bonus payment (in addition to a bonus of 100% of base salary) determined within the discretion of the Compensation Committee.  Such bonus will be paid on or before March 15 following the completion of the Company’s fiscal year and its annual audit.

The Compensation Committee approved Annual Cash Incentive Awards in December 2010 for payment in March 2011 to certain Named Executive Officers based upon its consideration of securely managing and guiding the organization through a difficult economic environment.  Cash incentive awards were made to the Named Executive Officers as follows:  Thomas Geisel - $50,000; Bruce Dansbury - $10,000; Robert Crowl - $40,000.  Such incentive awards may still be made within the discretion of the Compensation Committee, in circumstances where the financial performance targets were not met or if such targets are not established by the Compensation Committee.

Long-Term Incentives (“LTI”)

The Company believes that equity ownership by the Named Executive Officers and Directors aligns executive and director interests with those of the shareholders.  In 2004, the Company adopted the 2004 Stock-Based Incentive Plan.  This omnibus stock plan, as last amended in 2010, provides for granting of up to 4,900,000 shares of common stock in the form of incentive stock options, non-qualified stock options and full-value stock awards; provided that the number of shares which may be awarded as full-value stock awards shall not exceed 1,400,000 shares.  The Plan further permits the vesting of stock awards based upon achievement of Company performance measures as well as continued service.  In prior years, the Company has used stock options as the primary vehicle for long-term incentive compensation for management and full-value shares of Company stock for the Directors.  In recent years, including in 2010, additional stock awards were made to the Named Executive Officers and other members of the Executive Management as a long-term retention incentive and as part of an effort to adjust the cash-equity mix of compensation for these respective positions, in order to better align compensation with long-term shareholder interests.  Typically, such awards will vest over a two, four or five year period as determined by the Compensation Committee at the time of such award.

In 2010, the Company also approved the 2010 Performance Equity Plan permitting the award of up to 2,700,000 shares of Company Stock.  Awards under the plan will be in the form of stock options to purchase Company Stock at an exercise price equal to 110% of the fair market value of such Company Stock on the date of grant of such award.  A portion of such options become earned and first exercisable upon the Company’s attainment of specified performance by December 31, 2013.    A portion of such awards will be earned upon the Company achieving a minimum target return on average assets (“ROA”) of at least  .80% or a peer group ranking of at least the median of such peer group  based upon ROA of the peer group companies  before an award is earned and such options may be first exercisable.   The maximum award will be earned if ROA equals or exceeds 1.05% and a peer group ranking based upon ROA of 75 th  percentile is achieved.   Awards under this plan were made on March 2, 2011, at an exercise price of $4.73. The Compensation Committee granted stock options to acquire the following maximum number of shares to the Named Executive Officers, as follows: Bernard Brown 208,032 stock options; Sidney Brown 104,016 stock options; Thomas Geisel 321,037 stock options; Bruce Dansbury

150,790 options; and Robert Crowl 152,067 stock options.  Upon attainment of the defined performance measures, one-fourth of such award will be first exercisable and one-fourth annually thereafter, after a 6 month holding period is fulfilled.  Such stock options may not be exercise more than ten years from the initial date of grant.

The Compensation Committee does not have a specific policy or practice related to the timing of equity awards other than it reviews the opportunity to make such awards from time to time during the year based upon a variety of factors, including recruitment and promotion opportunities that might arise during the year and achievement of the annual performance goals and operating results of the Company throughout the year.  Stock options that are awarded have an exercise price equal to no less than the fair market value of such Company stock on the date of such award grant, and option awards are not subject to re-pricing.  Although the Company encourages its Executive Management and Directors to maintain investments in Company stock, the Company does not have any specific equity ownership requirements or guidelines.  The Company does not have any policy regarding members of Executive Management or Directors hedging the economic risks of equity ownership of Company stock, and the Company does not participate in any programs to facilitate this practice.

Throughout 2010, the Management Team continued to focus executing the Company’s Strategic Plan, including diversifying revenue sources, increasing its net interest margin, improving efficiency and optimizing the franchise.  The successful launch of the Asset-Based and Healthcare Lending businesses, along with building capabilities at Sun Home Loans, diversifies the Company’s revenue stream and enables growth in fee-based businesses.  The net interest margin widened significantly during 2010 as the Company carefully managed its loan and deposit pricing strategies.  In addition, the Management Team worked collectively to realize efficiency gains through a variety of initiatives executed throughout the year. In February 2010, the Compensation Committee granted restricted stock units which become earned and non-forfeitable in February 2012 as a retention incentive to Mr. Thomas Geisel in the amount of 35,000 shares and stock options to acquire 75,000 shares at an exercise price of $3.98, which vest in February 2012.

Management Agreements

The Company has Change-in-Control severance agreements with each of the Named Executive Officers (and an employment agreement with Mr. Thomas Geisel, President and Chief Executive Officer).  These arrangements provide executives with income security including severance benefits in the event of a termination of employment following a change-in-control transaction.  The primary provisions of these agreements include that each Named Executive Officer will be entitled to a severance payment of 2.999 times their average prior five year’s W-2 earnings in the event of termination of employment following a change of control transaction.  In addition, such individuals may continue medical and dental coverage for a period of up to eighteen months following termination of employment at the executive’s expense in accordance with COBRA.  Such agreement with Mr. Bruce Dansbury includes a provision for the payment of severance compensation equal to fifteen months of base salary and bonus in the event of the involuntary termination of employment of such executive officer independent of any change in control transaction, absent termination for “cause” as defined in such agreement.  Such severance payments are conditioned upon the executive complying with certain post-termination limitations on his or her business activities in competition with the Company following such termination of employment.  The agreement with Robert Crowl, Chief Financial Officer includes a severance provision of ten months of pay upon his involuntary termination within the first two years of employment and one year of severance eligibility following completion of two years of employment.

In July 2009, the Company entered into an employment agreement with Mr. Thomas Geisel, President and CEO, replacing the existing change in control severance agreement and a Letter of Employment between the Company and Mr. Geisel dated December 5, 2007.  The financial terms of the employment agreement are similar to the prior change in control agreement.  In addition, the employment agreement includes a “claw back” provision that provides for the repayment of bonuses and incentive compensation in certain circumstances as described below.  The term of the employment agreement is for 36 months, unless it is terminated earlier in accordance with its provisions. Additionally, on December 31, 2009 and each December 31 thereafter, the term of the agreement will automatically extend for a new period of 36 months; unless the Board of Directors gives written notice by October 1st of any such year that the Board has determined that the term of the agreement shall not be renewed.

In the event Mr. Geisel’s employment is terminated by the Company for reasons other than in conjunction with or 24 months following a “Change in Control”, for “Just Cause”, death or “Disability” (as those terms are defined in the Agreement), Mr. Geisel will be entitled to receive a severance payment (without regard to the number of months remaining on the term of the Agreement) equal to the sum of the following (multiplied by 24):

(i)           the average of his monthly base salary in effect for the 36-month period (or immediately prior to his termination; and

(ii)          the average of any cash bonuses (calculated as a monthly average) paid to him in accordance with the Company’s Performance Bonus Plan and any other cash bonus arrangements paid to him during the previous 36 month period (or lesser period of employment if his employment has been for a lesser period of time at the time of termination).

Mr. Geisel will be entitled to receive the above-described severance payment if he voluntarily terminates employment upon the occurrence of or 90 days following certain events generally constituting a change in circumstances of his employment provided that the Company shall be entitled to remedy such circumstances during a 30 day period following receipt of notice from Mr. Geisel that he intends on resigning. He will also not be entitled to any compensation or other benefits under the Agreement, other than unpaid salary, if his employment is terminated for “Just Cause” or if he voluntarily terminates for other than an event constituting a change in circumstances.

If Mr. Geisel is terminated without “Just Cause” or resigns for good reason within 24 months following a Change in Control of the Company or the Bank (as defined in the Agreement), he will be entitled to receive a lump sum payment equal to 2.999 times his average annual aggregate taxable compensation paid by the Company and the Bank for the most recently completed five calendar years ending on, or before, the date of such Change in Control.

The Agreement provides that any payment to Mr. Geisel in connection with a Change in Control will not be limited to the amounts that are deductible by the Company.   As such, a portion of such payments could be non-deductible by the Company for federal tax purposes.

The Agreement provides that Mr. Geisel would be obligated to repay (upon demand by the Compensation Committee) any bonus or incentive compensation paid or payable by the Company or the Bank during his employment in the event that such payments were based on either (i) materially inaccurate financial statement or any other materially inaccurate performance metric criteria or (ii) financial statements or performance metrics that are subsequently restated or revised. Any such demand for repayment must be made within 2 years of the date of payment of the bonus or incentive compensation payment other than in the event of fraud or intentional misconduct in which the demand period shall not be limited.

For a period of twenty months following termination of employment or 18 months following termination of employment after a change in control event, Mr. Geisel will be subject to non-competition limitations related to employment with a financial institution engaged in the business of offering retail customer and commercial deposit and/or loan products whereby Mr. Geisel will have a work location within 25 miles of any office of the Company or any subsidiary existing as of the date of such termination of employment; provided, however, Mr. Geisel may request a waiver from the Company with respect to the non-compete limitations on a case by case basis at any time in order to permit him to engage in investment banking or private equity investment activities, and the Company agrees that it will review such request.

Other Compensation

The Named Executive Officers (except Mr. Bernard Brown, Chairman and Mr. Sidney Brown, Vice Chairman) participate in the Company’s broad-based employee benefit plans, such as medical, dental and supplemental disability insurance programs and the 401(k) plan with a Company matching contribution. Messrs. Geisel and Dansbury receive an allowance for Country Club Memberships.  Mr. Geisel receives a monthly automobile allowance.  Mr. Dansbury and Mr. Crowl are provided with use of a company owned vehicle.  The Company maintains an executive long-term supplemental disability pay policy for its senior management providing compensation to such individuals in the event of disability for a period of up to one year following a determination of such long-term disability. Such policy will pay the affected senior officer an amount equal to such individual’s monthly salary less the amount of such disability benefits paid by the State and/or received from the basic long term disability plan for a period of up to one year. Each Named Executive Officer is eligible to participate in the Company’s employee term life insurance program (with such death benefit equal to two times current annual base salary, to a maximum death benefit of $400,000).  In addition, the Company maintains a supplemental term life insurance policy for the benefit of Mr. Geisel in the amount of $900,000.

Summary of Pay Components

The Company uses the pay components discussed above in an effort to balance various objectives.  The Company seeks to balance short-term and longer-term performance targets, so annual incentives are combined with long-term incentives.  The compensation framework seeks to balance the executives’ need for current cash, economic security, and funds to cover taxes due on long-term incentives (with salary and annual cash incentives) with the need for alignment of executives’ long-term interests with those of shareholders through vehicles such as equity grants.  These components provide some measure of security with competitive base salaries and overall employee benefit programs, while motivating executives to focus on the strategic goals that will produce outstanding Company financial performance, increases in long-term shareholder value and long-term wealth creation for the executives.

Pay Level.  Pay levels for executives are determined based on a number of factors, including the desire to maintain a team-based management culture, the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for other members of the management team within the Company, pay levels in the marketplace for similar positions, individual performance and Company operating results.  The Compensation Committee is responsible for approving pay levels for the Named Executive Officers.

As noted earlier, the Company’s compensation program is designed to position an executive’s total compensation opportunity at competitive levels among comparable regional and national community banks, assuming the Company’s financial performance is at expected target levels.  Total compensation consists of base salary, annual cash incentives, and long-term incentives in the form of stock options and stock awards and all other forms of compensation, including the 401(k) Company matching contribution, insurance premiums, and perquisites, including use of a company owned vehicle and fees for country club memberships.

The primary data source used in setting competitive market levels for Named Executive Officers’ (“NEOs”) pay is the information publicly disclosed by other comparable community banks.  These comparable companies are reviewed periodically and may change from time-to-time. These companies, which have been carefully reviewed and considered by the Board of Directors and the

Compensation Committee, include community banks of similar size and business strategy both nationally and those located in the New York, New Jersey, Pennsylvania, Delaware and Maryland region.  The Compensation Committee reviews such data collected in order to determine market competitive levels of compensation as well as reviewing internal pay levels within the executive group.  The Compensation Committee makes decisions regarding each individual executive’s target total compensation opportunity with consideration of the goal of motivating and retaining an experienced and effective management team.  There is no formulaic approach between the market data reviewed each year, year-to-year changes in the market data, and the compensation decisions made by the Compensation Committee.  Comparative data is reviewed for all NEOs with regard to base salary, cash bonus, long term incentives, and total compensation.  Generally, Sun targets salaries at 50th percentile of peer group base salary data.  The 50th percentile is also targeted for cash bonus, long term incentives, and total compensation.  Notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals may vary materially based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive with necessary skill levels and experience.  Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of shareholder value.  In some instances, the amount and structure of compensation is also a result of arm’s-length negotiations with executives, which reflect an increasingly competitive market for quality, proven managerial talent.

The Compensation Committee reviews the total compensation paid to the CEO in comparison to 31 other peer group companies.  These peer group companies are:  CoBiz Financial, Inc., CVB Financial Corp., Enterprise Financial Services Corp., First Niagara Financial Group, Inc., Heartland Financial USA, Inc., Hudson Valley Holding Corp., Lakeland Bancorp, Inc., NBT Bancorp Inc., OceanFirst Financial Corp., PacWest Bancorp, S & T Bancorp, Inc., Sandy Spring Bancorp, Inc., Southwest Bancorp, Inc., Sterling Bancorp/NY, Umpqua Holdings Corporation, Virginia Commerce Bancorp, Inc., Western Alliance Bancorporation, WSFS Financial Corp., Fulton Financial Corp, Home BancShares, Inc., Mercantile Bank Corp, Midwest Banc Holdings, Inc., National Penn Bancshares, Inc., Pennsylvania Commerce Bancorp, Inc., Provident Financial Services, Inc., Standard Bancshares, Inc., Sterling Bancshares, Inc., Susquehanna Bancshares, Inc., Univest Corporation of Pennsylvania, and Valley National Bancorp.   Similar analysis is also undertaken for the other NEOs using these peer group companies.

Relationship of Executive Compensation to Performance.  The Compensation Committee believes that in order for the Company to be successful in its efforts to increase and maintain long term shareholder value and increase the Company’s operating efficiencies, it is important to focus compensation programs for Executive Management, and particularly the Named Executive Officers, to be dependent upon the principles of pay-for-performance.  The compensation program implemented for Thomas X. Geisel, the Company’s President and CEO, effective July 16, 2009, had a base salary of $500,000 per year.  The Compensation Committee approved a $50,000 base pay increase for Mr. Geisel effective January 7, 2011 (the first increase in his pay since his hiring in January of 2008) and a $7,625 base pay increase for Rob Crowl effective March 1, 2011.   Mr. Geisel’s compensation program  is strongly focused on providing increased incentives, including cash, stock and stock option awards, based upon attainment of financial performance measures  (specifically, achievement of profitability targets and maintaining asset quality).  Similar incentives were implemented for the other Named Executive Officers and other members of the Executive Management team.  The Company has never been required to restate performance measures upon which performance-based compensation is determined.  The Company does not have a policy   regarding recovery of performance-based compensation awards in the event of such financial restatements or recalculations of goals; provided, however, as previously noted under “Management Agreements,” the employment agreement between the Company and Mr. Geisel does include a provision for the forfeiture of previously awarded bonus and incentive compensation (upon demand by the Compensation Committee) in the event that such payments were based on either (i) materially inaccurate financial statement or any other materially inaccurate performance metric criteria or (ii) financial statements or performance metrics that are subsequently restated or revised.

During 2010, the Compensation Committee has reviewed the Company’s incentive compensation programs with the Company’s senior risk officers and has made reasonable efforts to ensure that the Company’s incentive compensation programs do not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten the value of the financial institution.

Tax and Accounting Considerations.  The Company takes into account the tax and accounting implications in the design of its compensation programs.  For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards.  Under current accounting rules (i.e., Financial Accounting Standards Board (“FASB”) Accounting Standards Codification TM (“ASC”) 718), the Company must expense the grant-date fair value of share-based grants such as stock option awards, restricted stock, performance shares, and stock appreciation rights settled in stock.  The grant-date value is amortized and expensed over the service period or vesting period of the grant.  In selecting appropriate incentive devices, the Compensation Committee reviews appropriate expense analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code places an annual limit on the tax deduction for certain compensation paid in excess of $1 million to the Chief Executive Officer and the three most highly compensated executive officers of a corporation.  All of the compensation the Company paid in 2010 to the Named Executive Officers is expected to be deductible under Section 162(m) of the Internal Revenue Code.  Whether all elements of compensation paid by the Company in future years will be fully deductible is dependent upon many factors as required by Section 162(m) of the Internal Revenue Code and applicable regulations.  Such factors include the aggregate level of taxable income received by an executive in each year, the structure of various compensation plans, the manner in which incentive compensation goals are established and a determination of satisfaction of those goals, and the relationship between the Company and the directors serving on the committee determining the performance goals related to incentive compensation and the satisfaction of such performance goals.  The Committee retains the flexibility to pay both compensation that will be fully deductible and compensation that may not be deductible in structuring the Company’s compensation programs in its actions to promote the best interests of the Company and its shareholders.

Upon a change in control of the Company, some portion of the severance payments may exceed the deductible limitations under Section 280G of the Internal Revenue Code.  Although the Compensation Committee does not anticipate that any such non-deductible payments, if applicable, will constitute a material portion of the total shareholder consideration that might be paid in connection with such a change in control transaction, it believes that it is necessary for the Company to have flexibility in designing its compensation programs to meet necessary business objectives and pay strategies.  In 2010, the Company eliminated the tax gross-up arrangements associated with any change in control severance payments with Mr. Geisel, Mr. Dansbury and Mr. Sidney Brown.  Mr. Geisel received a one-time cash payment of $250,000 in exchange for cancellation of the tax gross-up provision in his employment agreement.  Mr. Dansbury received a one-time cash payment of $103,000 in exchange for cancellation of the tax gross-up provision in his change in control severance agreement.  Mr. Sidney Brown was awarded incentive stock options to acquire 19,120 shares of Company Common Stock at a price of $5.23 per share and options to acquire 27,917 shares of Company Common Stock at a price of $4.75 per share in exchange for cancellation of the tax gross-up provision in his change in control severance agreement.

COMPENSATION COMMITTEE REPORT

Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:  Eli Kramer, Committee Chairman, Alfonse M. Mattia, and Anthony R. Coscia.

COMPENSATION RISK ASSESSMENT

During the 2011 fiscal year, senior management has conducted a Compensation Risk Assessment which was presented to and reviewed by the Compensation Committee.  This Compensation Risk Assessment concluded the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary.  The following table sets forth the cash and non-cash compensation awarded to or earned during the last three fiscal years by our principal executive officer, principal financial officer and the three other most highly compensated executive officers whose total compensation during the fiscal year ended December 31, 2010 exceeded $100,000 for services rendered in all capacities to the Company and the Bank.

	Year	Salary	Bonus(1)	Stock Awards(2)	Options(3)		Change in Pension Value(4)	All Other Compensation(5)	Total

Bernard A. Brown	2010	$356,400	$-	$140,250	$347,718		$1,099,036	$-	$1,943,404
Chairman	2009	356,400	-	-	-		-	-	$356,400
	2008	370,108	-	-	-		-	-	370,108

Sidney R. Brown	2010	$178,200	$-	$140,250	$462,594	(6)	$-	$-	$781,044
Vice Chairman,	2009	178,200	-	-	-		-	-	178,200
Treasurer and	2008	185,054	-	6,771	505,256		-	-	697,081
Secretary

Thomas X. Geisel	2010	$500,000	$300,000	$279,550	$528,146		$-	$47,970	$1,655,666
President and CEO	2009	500,000	225,000	-	-		-	255,169	980,169
	2008	490,384	250,000	499,989	796,056		-	151,741	2,188,170

Robert B. Crowl(7)	2010	$253,199	$80,000	$35,100	$21,273		$-	$129,785	$519,357
Executive Vice President and Chief Financial Officer

A. Bruce Dansbury	2010	$310,000	$113,000	$-	$-		$-	$13,165	$436,165
Executive Vice	2009	310,000	13,750	97,289	70,267		-	19,458	510,764
President and Chief	2008	320,000	-	60,003	-		-	17,775	397,778
Operating Officer
_________________
(1)
In consideration for the elimination of the Section 280G tax gross-up provision related to their respective change in control severance agreements, Mr. Geisel and Mr. Dansbury received cash payments in 2010 in the amounts of $250,000 and $103,000, respectively.  Discretionary cash bonuses earned by senior management in 2010 and paid in 2011: Mr. Geisel - $50,000; Mr. Crowl - $40,000; Mr. Dansbury - $10,000.   As part of his offer agreement, Mr. Crowl received a $40,000 signing bonus.   Discretionary cash bonuses for 2009 earned by senior management in 2009 and paid in 2009: Mr. Dansbury -

$13,750.  Discretionary cash bonuses for 2009 earned by senior management in 2009 and paid in 2010: Mr. Geisel – $25,000.  No cash bonuses for 2008 were awarded to senior management. As part of his 2009 and 2008 employment agreement, Mr. Geisel was awarded signing bonuses of $200,000 and $250,000, respectively.

(2)
The amount represents the aggregate fair value of the restricted stock units on the date of grant calculated in accordance with FASB ASC 718, Compensation – Stock Compensation (“FASB ASC 718”) .   Effective February 28, 2010, the SEC changed its disclosure requirements with respect to stock and option grants.  Previously, only the financial statement expense was required to be disclosed.  Prior periods have been restated to reflect the change in disclosure requirements.

(3)	The amount shown represents the aggregate fair value of the options on the date of grant, calculated in accordance with FASB ASC 718.
(4)	Includes increase in the present value of the accumulated benefits under the Salary Continuation Plan for the benefit of Mr. Brown.
(5)
The components of all other compensation in 2010 for Mr. Geisel are an automobile allowance and related expenses of $30,852, country club membership, including deposits, of $10,668, and employer contributions under 401(k) plan of $6,450.  The components of all other compensation in 2010 for Mr. Crowl are relocation related expenses of $126,724 and personal use auto expenses of $3,061.  The components of all other compensation in 2010 for Mr. Dansbury are country club membership of $3,504, personal use auto expenses of $1,292 and employer contributions under the 401(k) plan of $8,369.

(6)
Includes awards in consideration for the elimination of the Section 280G tax gross-up provisions related to his change in control severance agreement. Mr. Brown was awarded 19,120 incentive stock options at an exercise price of $5.23 per share and 27,917 non-qualified options at an exercise price of $4.75 per share.

(7)	Mr. Crowl was hired as Executive Vice President and Chief Financial Officer effective March 4, 2010. His annual base salary of $305,000 is pro-rated based on his hire date.

Stock Option Plans.  The Company’s stock option plans include the 1995 Stock Option Plan, the 1997 Stock Option Plan, the 2002 Stock Option Plan, the 2004 Stock-Based Incentive Plan, the 2010 Stock-Based Incentive Plan and the 2010 Performance Equity Plan.  Each of these plans has been approved by the Company’s shareholders.

Options granted may be either incentive stock options (options that afford favorable tax treatment to recipients upon compliance with certain restrictions pursuant to Section 422 of the Internal Revenue Code and that do not normally result in tax deductions to the Company) or non-incentive stock options.  The option price may not be less than 100% of the fair market value of the shares on the date of the grant.  Option shares may be paid for in cash, shares of the common stock, or a combination of both.  Options are generally exercisable for a period of ten years from the date of grant.

The following table sets forth information concerning the stock options and stock awards granted to the named officers during 2010.

Name	Grant Date	Number of Shares of Restricted Stock	Number of Securities Underlying Options	Exercise Price	Grant Date Fair Value(1)

Bernard A. Brown	09/24/2010	27,500 (2)	113,600 (2)	$5.10	$487,968
Sidney R. Brown	05/20/2010	-	27,917 (3)	$4.75	$ 79,949
	05/20/2010	-	19,120 (3)	$5.23	$ 34,927
	09/24/2010	27,500 (2)	113,600 (2)	$5.10	$487,968
Thomas X. Geisel	01/21/2010	35,000 (4)	75,000 (4)	$3.98	$319,728
	09/24/2010	27,500 (2)	113,600 (2)	$5.10	$487,968
Robert B. Crowl	03/04/2010	10,000 (5)	10,000 (6)	$3.51	$ 56,373
A. Bruce Dansbury	-	-	-	-	-
______________
(1)	The grant date fair value is calculated in accordance with FASB ASC 718. See Note 2 to the Company’s 2010 Audited Financial Statements for additional discussion on valuation methodology.
(2)	These restricted stock units and stock options vested 25% immediately and the remaining 75% to vest evenly over three years.
(3)	These stock options vested immediately.
(4)	These restricted stock units vest on the two-year anniversary of the date of grant.
(5)	These restricted stock units vest on the four-year anniversary of the date of grant.
(6)	These stock options vest evenly over four years beginning two years after the date of grant.

The following table sets forth information concerning the stock options and restricted stock units held by the named officers at December 31, 2010:

						Number of		Market Value
	Number of Securities			Option	Option	Unvested		Unvested
	Underlying Options			Exercise	Expiration	Restricted		Stock
Name	Exercisable	Unexercisable		Price	Date	Stock Units		Awards ($)(7)

Bernard A. Brown	258,553	-		$8.09	02/02/2012	-		$-
	23,652	5,912	(1)	15.33	05/08/2016	-		-
	28,400	85,200	(2)	5.10	09/24/2020	20,625	(2)	95,700
Sidney R. Brown	36,935	-		8.09	02/02/2012	-		-
	162,517	-		8.09	01/23/2012	-		-
	11,825	2,956		15.33	05/08/2016	-		-
	38,940	58,410	(1)	10.76	01/22/2018	-		-
	27,917	-		4.75	05/20/2020	-		-
	19,120	-		5.23	05/20/2015	-		-
	11,825	2,956		15.33	05/08/2016
	28,400	85,200	(2)	5.10	09/24/2020	20,625	(2)	95,700
Thomas X. Geisel	50,989	152,971	(3)	11.90	01/07/2018	31,534	(3)	146,318
	-	75,000	(4)	3.98	01/21/2020	35,000	(4)	162,400
	28,400	85,200	(2)	5.10	09/24/2020	20,625	(2)	95,700
Robert B. Crowl	-	10,000	(3)	3.51	03/04/2020	10,000	(6)	46,400
A. Bruce Dansbury	7,755	-		5.32	04/02/2011	-		-
	88,642	-		8.09	01/23/2012	-		-
	22,048	-		14.70	07/19/2017	-		-
	-	-		-	-	11,025	(5)	51,156
	-	-		-	-	4,728	(6)	21,938
	-	-		-	-	8,686	(6)	40,303
	-	33,000	(4)	3.54	12/17/2019	17,200	(4)	79,808
____________
(1)	These stock options vest one-fifth per year starting on the one-year anniversary of the date of grant.
(2)	These stock options and restricted stock units vested 25% immediately with the remaining 75% to vest evenly over three years.
(3)	These restricted stock units and stock options vest 25% on the second-year anniversary of the date of grant and 25% annually thereafter.
(4)	These restricted stock units and stock options vest on the second-year anniversary of the date of grant.
(5)	These restricted stock units vest one-half on the eighteen-month anniversary of the date of the award and the remaining amount vesting on the four-year anniversary of the date of the award.
(6)	These restricted stock units vest on the fourth-year anniversary of the date of grant.
(7)	Represents the closing market value of the Company’s common stock on December 31, 2010 of $4.64.

The following table shows stock option exercises by the named officers and stock vesting during 2010.

	Stock Options		Stock Award Units
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number Vested	Value Realized on Vesting (2)

Bernard A. Brown	-	-	6,875	$35,063
Sidney R. Brown	-	-	6,875	$35,063
Thomas X. Geisel	-	-	17,387	$73,116
Robert B. Crowl	-	-	-	-
A. Bruce Dansbury	-	-	-	-
____________
(1)          (1)    Value represents market value of the Company’s common stock at exercise less the exercise price.
(2)          (2)    Value represents the market value of the Company’s common stock on the vesting date.

Potential Payments on Termination or Change in Control

Management Severance Agreements.  The Company has entered into change in control severance agreements with certain executive officers.

The agreement with Bernard Brown is for a three-year term.  If Mr. Brown is terminated without just cause within two years following a “change in control” of the Company, as defined in the agreement, he will be entitled to receive a payment equal to 2.999 times his average annual aggregate taxable compensation for the prior five years.  The agreement may be renewed annually by the Board of Directors upon a determination of satisfactory performance within the Board’s sole discretion.

The agreement with Sidney Brown is for a three-year term, and the agreement with Bruce Dansbury is for a twenty-four month term.  If the officer is terminated without just cause within eighteen months following a change in control, the officer would be entitled to a payment equal to 2.999 times his average annual taxable compensation for the prior five years.  No payments are due under the agreements if the officer is terminated for cause following a change in control of the Company or the Bank.

The agreement with Bruce Dansbury also provides for a severance payment representing fifteen months of continued salary and bonus payments in the event of a termination of employment (absent termination for cause) initiated by the Company or the Bank independent of a change in control transaction and provided that the executive complies with the non-competition requirements of such agreement.  In addition, the Executive and his dependents shall be eligible to continue coverage under the Company’s or the Bank’s medical and dental insurance reimbursement plans similar to that in effect on the date of termination of employment for a period of eighteen months following the date of termination of employment at the Company’s expense.

The Company has entered into a Change-in-Control Severance Agreement with Robert Crowl which provides that he will be entitled to a severance payment equal to 2.999 times his average annual taxable compensation for the prior five years in the event of his involuntary termination of employment within 18 months following a change-in-control transaction.  The agreement with Mr. Crowl also provides for an escalating severance payment based on length of service in the event of termination of employment (absent termination for cause) initiated by the Company or the Bank independent of a change in control.  His severance payment is based on average base salary and bonus for the prior three years and begins at 8/12 of the average base salary and bonus, increasing to 10/12 during 2010 and increasing up to 100% of average base and bonus after two years of service as of March 4, 2012.

Geisel Employment Agreement.  As referenced under the “Compensation Discussion and Analysis” Section, on July 16, 2009, the Company entered into an employment agreement (the “Geisel Employment Agreement”) with Mr. Thomas X. Geisel, President and Chief Executive Officer. The Geisel Employment Agreement replaced the Management Change in Control Severance Agreement dated December 18, 2008 and a Letter of Employment between the Company and Mr. Geisel dated December 5, 2007.  The term of the Geisel Employment Agreement will continue for 36 months, unless it is terminated earlier in accordance with its provisions.  Additionally, on December 31, 2009 and each December 31 thereafter, the term of the Geisel Employment Agreement will automatically extend for a new period of 36 months, unless the Board of Directors gives written notice by October 1st of any such year that the Board has determined that the term shall not be renewed.  The Geisel Employment Agreement provides for an initial base salary of $500,000 per year.  Mr. Geisel also is eligible to participate in any of the Company’s bonus, benefit, retirement and welfare plans and programs for which he is or will be eligible.  Mr. Geisel is also eligible to receive grants of options to purchase shares of the Company’s common stock and shares of restricted stock with the number of options and restricted stock to be determined based upon achievement of certain financial targets to be agreed upon annually.

In the event Mr. Geisel’s employment is terminated by the Company for reasons other than in conjunction with or 24 months following a “Change in Control”, for “Just Cause”, death or “Disability” (as those terms are defined in the Geisel Employment Agreement), Mr. Geisel will be entitled to receive a severance payment (without regard to the number of months remaining on the term of the Geisel Employment Agreement) equal to the sum of the following (multiplied by 24):

(i)	the average of his monthly base salary in effect for the 36-month period (or immediately prior to his termination; and

(ii)
the average of any cash bonuses (calculated as a monthly average) paid to him in accordance with the Company’s Performance Bonus Plan and any other cash bonus arrangements paid to him during the previous 36 month period (or lesser period of employment if his employment has been for a lesser period of time at the time of termination).

Mr. Geisel will be entitled to receive the above-described severance payment if he voluntarily terminates employment upon the occurrence of or 90 days following certain events generally constituting a change in circumstances of his employment provided that the Company shall be entitled to remedy such circumstances during a 30-day period following receipt of notice from Mr. Geisel that he intends on resigning.  He will also not be entitled to any compensation or other benefits under the Geisel Employment Agreement, other than unpaid salary, if his employment is terminated for “Just Cause” or if he voluntarily terminates for other than an event constituting a change in circumstances.

If Mr. Geisel is terminated without “Just Cause” or resigns for good reason within 24 months following a Change in Control of the Company, he will be entitled to receive a lump sum payment equal to 2.999 times his average annual aggregate taxable compensation paid by the Company for the most recently completed five calendar years ending on, or before, the date of such Change in Control.

The Geisel Employment Agreement provides that any payment to Mr. Geisel in connection with a Change in Control will not be limited to the amounts that are deductible by the Company.  As such, such payments may result in him receiving a payment that is subject to a 20% excise tax.  Provisions related to a tax gross-up of any excise tax obligations of Mr. Geisel were removed from the agreement in 2010.

As noted above, the named officers are parties to various agreements that provide for payments in connection with any termination of their employment.  The following table shows the payments that would be made to the named officers at, following or in connection with any termination of their employment in the specified circumstances as of the last business day of the last fiscal year ended December 31, 2010.

	Death	Disability	Retirement	Termination following Change in Control	Termination Without Cause (1)	Termination With Cause
Bernard A. Brown
Chairman
Management Severance Agreement	$-	$-	$-	$4,958,817	$-	$-
Restricted Stock(5)	7,972	7,972	-	95,700	-	-
Options(2)	-	-	-	-	-	-
Salary Continuation Plan(3)	-	-	1,099,036	-	-	-

Sidney R. Brown
Vice Chairman, Treasurer and Secretary
Management Severance Agreement	$-	$-	$-	$1,154,939	$-	$-
Restricted Stock(5)	7,972	7,972	-	95,700	-	-
Options(2)	-	-	-	-	-	-

Thomas X. Geisel
President and Chief Executive Officer
Employment Agreement(4)	$-	$1,840,000	$-	$2,590,161	$1,516,666	$-
Benefits Continuation(4),(7)	-	62,839	-	-	-	-
Restricted stock(5)	127,108	127,108	-	404,418	-	-
Options(6)	49,500	49,500	-	49,500	-	-

Robert B. Crowl
Executive Vice President and Chief Financial Officer
Management Severance Agreement	$-	$-	$-	$1,198,317	$265,277	$-
Benefits Continuation(7)	-	-	-	-	31,437	-
Executive LTD(8)	-	305,000	-	-	-	-
Restricted stock(5)	8,700	8,700	-	46,400	-	-
Options(6)	1,059	1,059	-	11,300	-	-

A. Bruce Dansbury
Executive Vice President and Chief Operating Officer
Management Severance Agreement	$-	$-	$-	$1,033,500	$440,313	$-
Benefits Continuation(7)	-	-	-	-	31,640	-
Executive LTD(8)	-	310,000	-	-	-	-
Restricted Stock(5)	107,514	107,514	-	193,205	-	-
Options(6)	18,150	18,150	-	36,300	-	-
___________
(1)	Termination without cause includes involuntary termination by the Company or termination by the Executive for “good reason.”
(2)
Represents accelerated vesting of stock option awards.   As of December 31, 2010, the market price of the common stock was $4.64 which is below the option exercise price, so the Options have no payout value as of December 31, 2010.

(3)
Pursuant to a Salary Continuation Plan approved by the Company in 2010, Mr. Brown is eligible upon retirement to continue to receive payment of his salary for a period of 36 months as Chairman Emeritus.

(4)	Employment Agreement effective July 16, 2009.
(5)	Represents accelerated vesting of a pro rata amount of stock awards. As of December 31, 2010, the market price of the common stock was $4.64.
(6)
Represents accelerated vesting of stock option awards.  The amount is the difference between the exercise price of $3.98 for Mr. Geisel, $3.51 for Mr. Crowl and $3.54 for Mr. Dansbury and the market price of the common stock as of December 31, 2010 of $4.64.

(7)
Benefits continuation includes medical, dental and life insurance for Mr. Geisel for 36 months and is estimated based upon information available as of December 31, 2010.  Benefit continuation for Mr. Crowl and Mr. Dansbury includes continuation of medical and dental insurances for 18 months.

(8)	Executive LTD consists of one year of salary continuation upon disability.

Pension Benefits. The following table provides information with respect to each defined benefit pension plan in which a Named Executive Officer may receive payments or other benefits at, following, or in connection with retirement.

Name	Plan Name	Number Of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year

Bernard Brown	Salary Continuation Plan	26 years	$1,099,036	$0
____________
(1)	Projected payout amount based upon salary as of December 31, 2010 of $356,400.

The Company has approved, but has yet to enter into, a salary continuation plan as identified above. The purpose of the salary continuation plan is to provide Mr. Bernard Brown with retirement benefits in the form of salary continuation for thirty-six months following his retirement.

DIRECTOR COMPENSATION

Meeting Fees.  For the year ended December 31, 2010, each member of the Board of Directors (excluding the Chairman, Vice Chairman and President – who are compensated as executive officers of the Company) received a fee of $1,500 for each regularly scheduled board meeting and $1,000 for each regularly scheduled committee meeting attended.  In addition, directors receive meeting fees for special conference call meetings of the board and committees at the discretion of the Chairman, Vice Chairman, President or Committee Chair, generally $1,000.  With the exception of one director, meeting fees are paid in the form of shares of the Company’s common stock. Due to limitations on the percentage ownership of the Company he may own, Director Ross’ meeting fees are paid in cash rather than stock with the exception of one meeting fee which was paid in cash and stock.

Other Compensation.  As part of their director compensation for 2010, each director (excluding the Chairman, Vice Chairman and President) received shares of the Company’s common stock worth $6,000; with the exception of Director Ross who received cash. Directors who did not serve as such for the entire year received a prorated portion.

Retainers.  For 2010, the Audit Committee chairman received an annual retainer of $23,000, other committee chairmen received an annual retainer of $20,500 and each other director, except the Chairman, Vice Chairman and employee directors of the Company, received an annual retainer of $18,000.  Directors may elect payment in cash or shares of Company common stock.  Directors who did not serve as such for the entire year received a prorated portion.

Directors Deferred Fee Plan. The director may elect to defer receipt of shares earned as director compensation pursuant to the terms of the Company’s Directors Deferred Fee Plan which was adopted by the Board in April 2009.

Stock Option and Restricted Stock Awards.  In September 2010, those directors who were continuing as such after the 2010 Annual Meeting of Shareholders received grants of stock options and restricted stock.  In addition, upon appointment to the Board, Director Ross received a cash payment in lieu of stock options and restricted stock awards.

Director Retirement Payment.  Pursuant to a 2010 one-time retirement program approved by the Board in September 2010, the five directors who retired and did not stand for re-election at the 2010 Annual Meeting of Shareholders were awarded a payment in an amount equal to $50,000 in recognition of such person’s first 10 years of service to the Company and the Bank, plus $2,000 for each additional year of service thereafter.  In addition, the terms of any of their exercisable stock options were modified to provide that the options would remain exercisable for the remaining term without regard to any prior termination of service provisions.

Set forth below is a table providing information concerning the compensation of the directors of the Company for 2010.

Name	Fees Earned or Paid in Cash(2)	Stock Awards(3)(4)(5)(6)	Option Awards(3)(7)	All Other Compensation(11)	Total

Bernard A. Brown(1)	$-	$-	$-	$-	$-
Ike Brown(8)	7	31,871	-	55,000	86,878
Wilbur L. Ross, Jr.	61,108	1,001	-	-	62,109
Jeffrey S. Brown	-	57,750	47,430	-	105,180
Sidney R. Brown(1)	-	-	-	-	-
John A. Fallone(9)	17,083	38,000	-	50,000	105,083
Peter Galetto, Jr.	-	135,875	149,940	-	285,815
Thomas X. Geisel(1)	-	-	-	-	-
Douglas J. Heun	4	95,621	55,080	-	150,705
Anne E. Koons	-	56,250	47,430	-	103,680
Eli Kramer	3	133,498	173,998	-	307,499
Alfonse M. Mattia	10,917	76,125	55,080	-	142,122
George A. Pruitt(9)	12,500	33,000	-	50,000	95,500
Anthony Russo, III(9)	15,000	27,000	-	80,000	122,000
Edward H. Salmon(9)	7	51,494	-	56,000	107,501
Anthony R. Coscia(10)		5,500	-	-	5,500
William J. Marino(10)		4,000	-	-	4,000
_______________
(1)
These individuals served as executive officers of the Company during 2010 and were compensated as executive officers.  They did not receive compensation in their capacity as directors during 2010.  Their compensation is discussed above under Executive Compensation.

(2)	Includes cash payment which resulted from payout of fractional shares earned during 2010 after those whole shares were deferred under the Directors Deferred Fee Plan.
(3)	Represents the grant date fair value of the stock awards or option awards calculated in accordance with FASB ASC 718. See Note 15 of the Company’s 2010 Consolidated Financial Statements.
(4)
Stock compensation includes aggregate shares received, including those deferred under the Plan, with a fair value of $5.13 and $4.24, respectively, for each director:  Ike Brown – 3,516 and 3,262; Jeffrey S. Brown – 3,313 and 6,603; John A. Fallone – 2,826 and 5,542; Peter Galetto Jr. – 5,279 and 12,126; Douglas J. Heun – 5,271 and 11,664; Anne E. Koons – 3,021 and 6,603; Eli Kramer – 6,051 and 12,136; and Alfonse M. Mattia – 5,263 and 7,075; George A. Pruitt – 2,777 and 4,422;  Anthony Russo, III – 1,851 and 4,127; Edward H. Salmon – 4,873 and 6,249; Anthony R. Coscia – 0 and 1,297; and William J. Marino – 0 and 943. Stock compensation for Wilbur L. Ross, Jr. included 239 shares received with a fair value of $4.19.  Includes stock awards as of September 24, 2010 with a fair value of $5.10 to Peter Galetto, Jr. – 11,250 shares; Eli Kramer – 10,000 shares; Douglas J. Heun – 3,750 shares; Alfonse M. Mattia – 3,750 shares; Anne E. Koons – 2,500 shares; and Jeffrey S. Brown – 2,500 shares.

(5)
Compensation paid to a director may be deferred under the Directors Deferred Fee Plan until the director retires or otherwise terminates service.  Such compensation deferred will be paid out in the future in the form of Company common stock. Included in the aggregate stock compensation is shares deferred under the Plan, with a fair value of $5.13 and $4.24, respectively, for each director: Douglas Heun – 5,271 and 11,664; Ike Brown – 1,364 and 1,179; Edward H. Salmon – 4,873 and 6,249; and Eli Kramer – 6,051 and 12,136.

(6)	As of December 31, 2010, the number of shares deferred under the Plan for each director: Douglas Heun – 27,201; and Eli Kramer – 28,703.
(7)
Represents stock options awarded as of September 24, 2010 at an exercise price of $5.10:  Peter Galetto, Jr. – 49,000 options; Eli Kramer – 46,500 options; Douglas J. Heun – 18,000 options; Alfonse M. Mattia – 18,000 options; Anne E. Koons – 15,500 options; and Jeffrey S. Brown – 15,500 options.  As of December 31, 2010, each director had the following options outstanding: Bernard A. Brown – 401,717; Jeffrey S. Brown – 19,929; Sidney R. Brown – 472,220; Peter Galetto Jr. – 78,548; Douglas J. Heun – 22,429; Anne E. Koons – 15,500; Eli Kramer – 75,804; and Alfonse M. Mattia – 22,429.  Also includes 13,157 stock options awarded as of January 21, 2010 to Eli Kramer at an exercise price of $3.98.

(8)	Mr. Brown resigned from the Board of Directors effective September 22, 2010.
(9)	The term of office of Messrs. Fallone, Russo, Salmon and Pruitt expired at the Annual Meeting of Shareholders held on November 1, 2010.
(10)	Messrs. Coscia and Marino were appointed to the Board of Directors effective November 1, 2010.
(11)	Represents payments upon retirement as a director in 2010 related to restructuring of the Board of Directors.

RELATED PARTY TRANSACTIONS

Bernard A. Brown, the Chairman of the Board of Directors, is an owner of Vineland Construction Company which leases office space to the Company and has been engaged by the Company to act as project manager for various matters. In addition, Arctic Realty Company LLC has been engaged by the Company to act as project manager and the Company entered into an agreement with Arctic Realty Company LLC as of December 31, 2008 to lease office space beginning in 2009.  The Company paid approximately $550,000 and $344,000 to Vineland Construction Co. and Arctic Realty Company LLC, respectively, during 2010.

Anne E. Koons, a director, is the sole owner of ABK Realty, which leases office space and land to the Company.  The Company paid approximately $368,000 to ABK Realty during 2010.

Bernard A. Brown, the Chairman of the Board of Directors, and directors Sidney R. Brown, Jeffrey S. Brown and Anne E. Koons and former director Ike Brown, are all parties to an Agreement, pursuant to which they and others affiliated with them purchased the Company’s common stock and Series B Preferred Stock in connection with the Private Placement on September 22, 2010.  Wilbur L. Ross, Jr., a director, is Chairman and Chief Executive Officer of WL Ross & Co. LLC, an affiliate of which is a party to an Agreement, pursuant to which it purchased the Company’s common stock and Series B Preferred Stock in connection with the Private Placement on September 22, 2010.

It is the Company’s policy that any transactions between the Company or the Bank on the one hand and a director or executive officer on the other hand, be reviewed and approved by the independent directors of the Company as part of the independent directors’ regular meetings.  Only transactions that the independent directors have determined to be on terms substantially the same, or at least as favorable to the Company and the Bank, as those that would be provided by a non-affiliate are approved.

In its normal course of business, the Bank makes various types of loans to officers, directors and employees of the Bank and of the Company.  These loans are made on substantially the same terms and conditions (including interest rates and collateral requirements) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by the Bank with its other unaffiliated customers and do not involve more than the normal risk of collectability, nor present other unfavorable features.  All of these loans were current at December 31, 2010.

The Company’s independent directors, as determined by the standards of the NASDAQ Listing Rules, are: Peter Galetto, Jr., Eli Kramer, Alfonse M. Mattia, Wilbur L. Ross, Jr., Anthony R. Coscia and William J. Marino.

PROPOSAL II

APPROVAL OF AN AMENDMENT TO THE COMPANY’S
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board has approved and recommends to the Company’s shareholders for their adoption at the Annual Meeting an amendment to the Certificate to increase the number of shares of common stock authorized for issuance thereunder from 100,000,000 shares to 200,000,000 shares.  There will be no change in the number of authorized shares of preferred stock of the Company.  As of the Record Date, there were 83,031,872 shares of common stock outstanding.

The proposed amendment would give the Company greater flexibility in its financial affairs by making additional shares of common stock available for issuance in such transactions as the Board considers appropriate, including public or private offerings, stock splits or dividends or in connection with mergers and acquisitions or otherwise.  The Company's shareholders may or may not be given the opportunity to vote on such a transaction, depending on the nature of the transaction, applicable law, the rules and policies of the NASDAQ Stock Market and the judgment of the Company Board regarding the submission of such transaction to a vote of the Company shareholders.  Because shareholders do not have preemptive rights under the Certificate, the interests of existing shareholders may (depending on the particular circumstances in which additional capital stock is issued) be diluted by any such issuance.

It is possible that additional shares of the common stock could be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in the Company more difficult, time-consuming or costly or to otherwise discourage an attempt to acquire control of the common stock.  Under such circumstances, the availability of authorized and unissued shares may make it more difficult for shareholders of the Company to obtain a premium for their shares.  Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person or other entity seeking to obtain control of the Company by means of merger, tender offer, proxy contest or other means.  For instance, such shares could be privately placed with purchasers who might cooperate with the Board in opposing an attempt by a third party to gain control of the Company by voting such shares against the transaction with the third party or could be used to dilute the stock ownership or voting rights of a person or entity seeking to obtain control of the Company.  Although the Board does not currently anticipate issuing additional shares of common stock for purposes of preventing a takeover of the Company, the Board reserves its right (consistent with its fiduciary responsibilities) to issue shares for such purpose.

If the amendment is adopted, the first sentence of Article V of the Certificate would be amended to read as follows:

“The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 201,000,000 of which 200,000,000 are to be shares of common stock, $1.00 par value per share, and of which 1,000,000 are to be shares of serial preferred stock, $1.00 par value per share.”

Adoption of the proposed amendment requires the affirmative vote of a majority of the votes cast at the Annual Meeting.  As soon as practicable after such affirmative vote has been taken, the amendment will be filed with the Department of Treasury Division of Revenue of the State of New Jersey and will thereupon become effective.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ADOPTION OF THE AMENDMENT TO THE CERTIFICATE TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL III

APPROVAL OF A NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the implementing regulations proposed by the Securities and Exchange Commission thereunder provide that for the first annual meeting of shareholders on or after January 21, 2011 and not less than once every three years thereafter the Company must include a separate resolution subject to shareholder vote to approve the compensation of the Company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies, as disclosed in this Proxy Statement, through the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement.”

As provided in the Dodd-Frank Act, this vote will not be binding on the Board of Directors and may not be construed as overruling a decision by the Board, creating or implying any change to the fiduciary duties of the Board or any additional fiduciary duty by the Board or restricting or limiting the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.  The Compensation Committee, however, may take into account the outcome of the vote when considering future executive compensation arrangements.

In voting to approve the above resolution, shareholders may vote for the resolution, against the resolution or abstain from voting.  This matter will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting.  On this matter, abstentions will have no effect on the voting.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL IV

APPROVAL OF A NON-BINDING ADVISORY VOTE RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the implementing regulations proposed by the Securities and Exchange Commission thereunder require that at the first annual meeting of shareholders held on or after January 21, 2011 and not less frequently than once every six years thereafter the Company must include a separate resolution subject to shareholder vote to determine whether the non-binding shareholder vote on executive compensation that is the subject of Proposal III should occur every one, two or three years.

The Board of Directors welcomes the views of shareholders on executive compensation matters. The Board of Directors, however, does not believe that it is necessary to have the non-binding vote on executive compensation every year.  The Board of Directors believes that a vote once every three years will allow shareholders the time needed to properly assess the impact of changes made in the Company’s executive compensation program in response to shareholder votes on executive compensation. Such votes once every three years will also reduce the Company’s costs of proxy solicitations. Accordingly, the Board recommends that the non-binding vote on executive compensation occur only once every three years.

As provided in the Dodd-Frank Act, this vote will not be binding on the Board of Directors and may not be construed as overruling a decision by the Board, creating or implying any change to the fiduciary duties of the Board or any additional fiduciary duty by the Board or restricting or limiting the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

In voting on the frequency of the non-binding say-on-pay resolution, shareholders may vote to have the vote occur every one, two or three years or abstain from voting.  The option which receives the most votes from shareholders will be deemed to be the option selected by shareholders.  On this matter, abstentions and broker non-votes will have no effect on the outcome.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE TO HAVE THE NON-BINDING VOTE ON EXECUTIVE COMPENSATION OCCUR EVERY “THREE YEARS.”

PROPOSAL V

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of the Company has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and is submitting such appointment to the Company’s shareholders for ratification.  A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he so desires, and is expected to be available to respond to appropriate questions.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the shareholders of the Company at the Annual Meeting.  The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.

Audit Fees and Services

Audit Fees.  The following table summarizes the aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) to the Company for professional services rendered for the fiscal years ended December 31, 2010 and 2009:

	2010	2009
	(In thousands)
Audit Fees	$626	$597
Audit-Related Fees	10	-
Tax Fees	98	68
All Other Fees	-	2
Total	$734	$667

Fees for audit services billed consisted of:

●	Audit of the Company’s annual financial statements;
●	Review of the Company’s quarterly financial statements; and
●	Comfort letters, consents and other services related to SEC matters.

Fees for audit-related services billed consisted of:

●	Due diligence associated with capital raise;
●	Financial accounting and reporting consultations; and

Fees for tax services billed consisted of:

●
Tax compliance services - services rendered based upon facts already in existence or transactions that have already occurred to document, compute amounts to be included in tax filings and consisted of federal, state and local income tax return assistance; and

●
Tax planning and advice - services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result.  Such services consisted of tax advice related to structuring certain proposed mergers, acquisitions and disposals.

In considering the nature of the services provided by the Deloitte Entities, the Audit Committee determined that such services are compatible with the provision of independent audit services.  The Audit Committee discussed these services with Deloitte & Touche LLP and the Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC.

It is the Audit Committee’s policy to pre-approve all audit and non-audit services prior to the engagement of the Company’s independent registered public accounting firm to perform any service.  The policy contains a de minimus provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances.  The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

●	The service is not an audit, review or other attest service;

●
The aggregate amount of all such services provided under this provision does not exceed the lesser of $25,000 or five percent of total fees paid to the independent registered public accounting firm in a given fiscal year;

●	Such services were not identified at the time of the engagement to be non-audit services;

●	Such service is promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

●	The service and fees are specifically disclosed in the proxy statement as meeting the de minimus requirement.

During 2010, no fees were approved under the de minimus provision.

The Audit Committee is responsible for recommending the appointment of the Company’s independent registered public accounting firm and for meeting with such firm with respect to the scope and review of the annual audit.  Additional responsibilities of the Audit Committee are to ensure that the Board of Directors receives objective information regarding policies, procedures and activities of the Company with respect to auditing, accounting, internal accounting controls, financial reporting, regulatory matters and such other activities of the Company as may be directed by the Board of Directors.

REPORT OF THE AUDIT COMMITTEE

For the fiscal year ended December 31, 2010, the Audit Committee (i) reviewed and discussed the Company’s audited financial statements with management, (ii) discussed with the Company’s independent auditors, Deloitte & Touche LLP, all matters required to be discussed under Statement of Auditing Standards No. 61, as amended as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (iii) received from Deloitte & Touche LLP written disclosures and the letter regarding Deloitte & Touche LLP’s independence as required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s independence and discussed with Deloitte & Touche LLP its independence.  Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Audit Committee:  Peter Galetto, Jr. (Chair), Eli Kramer and Alfonse M. Mattia.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Company’s common stock, to file reports of ownership and changes in ownership of the Company’s common stock with the SEC.  Based upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with during the year ended December 31, 2010 with the exception of one untimely filing by Alfonse Mattia, Bernard Brown and Sidney Brown, each to report one transaction.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described in this Proxy Statement.  However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the persons named in the accompanying proxy.

MISCELLANEOUS

The cost of soliciting proxies will be borne by the Company.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Notice or proxy materials to beneficial owners.  In addition to solicitations by mail, directors, officers, and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order to be considered for inclusion in the Company’s proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s executive offices at 226 Landis Avenue, Vineland, New Jersey 08360, no later than February 11, 2012.  Any such proposal shall be subject to the requirements of the proxy rules adopted by the SEC under the Exchange Act.

Under the Company’s bylaws, shareholder proposals and shareholder nominations for directors that are not included in the Company’s proxy materials for next year’s annual meeting of shareholders will only be considered at the annual meeting if the shareholder submits notice of the proposal to the Company at the above address no earlier than 90 days prior nor later than 60 days prior to the first anniversary of the Annual Meeting or between April 25, 2012 and May 24, 2012.  However, the bylaws further provide that in the event the date of next year’s annual meeting is changed by more than 30 days from such anniversary date, the deadline for submission of proposals will be the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made.   In addition, shareholder proposals and shareholder nominations for directors must meet other applicable criteria as set forth in the Company’s bylaws in order to be considered at next year’s meeting.

The Company’s bylaws include provisions setting forth specific conditions under which persons may be nominated as directors of the Company at an annual meeting of shareholders.  A copy of such provisions is available upon request to:  Sun Bancorp, Inc., 226 Landis Avenue, Vineland, New Jersey 08360, Attention:  Corporate Secretary.

FORM 10-K

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010, WILL BE FURNISHED WITHOUT CHARGE (WITHOUT EXHIBITS) TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, SUN BANCORP, INC., 226 LANDIS AVENUE, VINELAND, NEW JERSEY 08360.

Sun Bancorp, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK____________

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 22, 2011.

Vote by Internet

- Log on to the Internet and go to **www.envisionreports.com/SNBC**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 3 and 5 and every Three Years for Proposal 4.

1. The election as directors of the following nominees:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Bernard A. Brown	☐	☐	02 - Wilbur L. Ross, Jr.	☐	☐	03 - Jeffrey S. Brown	☐	☐
04 - Sidney R. Brown	☐	☐	05 - Peter Galetto, Jr.	☐	☐	06 - Thomas X. Geisel	☐	☐
07 - Anne E. Koons	☐	☐	08 - Eli Kramer	☐	☐	09 - Alfonse M. Mattia	☐	☐
10 - Anthony R. Coscia	☐	☐	11 - William J. Marino	☐	☐			

Proposal	1 Yr	2 Yrs	3 Yrs	Abstain
4. The approval of a non-binding advisory vote recommending the frequency of advisory votes on executive compensation, every:	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on this proxy. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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1 U P X 1 1 7 2 9 0 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SUN BANCORP, INC.

Annual Meeting of Shareholders – July 22, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints the Board of Directors of Sun Bancorp, Inc. (the "Company"), or its designee, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the annual meeting of shareholders (the "Meeting"), to be held at the Sun Bancorp, Inc. Corporate Center, 226 Landis Avenue, Vineland, New Jersey, on July 22, 2011, at 9:30 a.m., and at any and all adjournments thereof, in the manner specified on the reverse side.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a paper copy or electronic access to a notice of annual meeting of shareholders, a proxy statement, and the 2010 Annual Report to Shareholders.

Note: Executing this proxy permits such attorneys and proxies to vote, in their discretion, upon such other business as may properly come before the Meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED FOR THE NOMINEES AND THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

PLEASE COMPLETE, SIGN, DATE, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

C Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.